2016

ANNUAL INFORMATION FORM

(Fiscal Year Ended March 31, 2016)

CORPORATE OFFICE

8585 Chemin Côte-de-Liesse

Saint-Laurent, Québec

June 15, 2016                                                                                                                                        Canada H4T 1G6

TABLE OF CONTENTS

1.         CORPORATE STRUCTURE OF CAE

1.1       Name, Address and Incorporation

1.2       Inter-corporate Relationships

2.         OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1       Overview

2.2       Geographic and Segment Revenues and Locations

2.3       CAE’s Vision

2.4       Our Strategy and Operations

2.5       Industry Overview and Trends

2.6       Research and Development (“R&D”)

2.7       Production and Services

2.8       Specialized Skills and Knowledge

2.9       Competition

2.10     Components

2.11     Intangible Properties

2.12     Cycles

2.13     Environmental liabilities

2.14     Employees

2.15     Foreign Operations

3.         DESCRIPTION OF THE BUSINESS SEGMENTS

3.1       Civil Aviation Training Solutions (“Civil”)

3.2       Civil Market Trends and Outlook

3.3       Defence and Security (“Defence”)

3.4       Defence Market Trends and Outlook

3.5       Defence Contracts

3.6       Healthcare

4.         RISK FACTORS

4.1       Risks relating to the industry

4.2       Risks relating to the Company

4.3       Risks relating to the market

5.         DIVIDENDS AND DISTRIBUTIONS

5.1       Dividends

5.2       Repurchase and cancellation of shares

6.         DESCRIPTION OF CAPITAL STRUCTURE

7.         MARKET FOR SECURITIES

7.1       Trading Price and Volume

8.         DIRECTORS AND OFFICERS

8.1       Name and Occupation

8.2       Cease Trade Orders, Bankruptcies, Penalties or Sanctions

9.         TRANSFER AGENTS AND REGISTRARS

10.       AUDIT COMMITTEE

10.1     Mandate

10.2     Membership

11.       APPROVAL OF SERVICES

12.       ADDITIONAL INFORMATION

GLOSSARY

SCHEDULE A – SUBSIDIARIES AND OTHER INVESTMENTS

SCHEDULE B – AUDIT COMMITTEE MANDATE

INFORMATION INCORPORATED BY REFERENCE

CAE’s Management’s Discussion and Analysis and our Consolidated Financial Statements for the year ended March 31, 2016, and the notes thereto (“Consolidated Financial Statements”) appear in the Annual Report to Shareholders for the year ended March 31, 2016 (“Annual Report”). The Consolidated Financial Statements were prepared in accordance with Part 1 of the CPA Canada Handbook, referred to as IFRS. The information contained in the Management’s Discussion and Analysis and the Consolidated Financial Statements for the year ended March 31, 2016, and the notes thereto, is specifically incorporated by reference into this Annual Information Form (“AIF”). Any parts of the Annual Report not specifically incorporated by reference do not form part of this AIF.

Unless otherwise noted, all dollar references in this Annual Information Form are expressed in Canadian dollars.

References to fiscal 2016 refer to the period from April 1, 2015 to March 31, 2016, references to fiscal 2015 refer to the period from April 1, 2014 to March 31, 2015, and references to fiscal 2014 refer to the period from April 1, 2013 to March 31, 2014.

This AIF includes forward-looking statements about our activities, events and developments that we expect to or anticipate may occur in the future including, for example, statements about our vision, strategies, market trends and outlook, future revenues, capital spending, expansions and new initiatives, financial obligations and expected sales. Forward-looking statements normally contain words like believe, expect, anticipate, plan, intend, continue, estimate, may, will, should, strategy, future and similar expressions.

By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties associated with our business which may cause actual results in future periods to differ materially from results indicated in forward-looking statements. While these statements are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that we believe are reasonable and appropriate in the circumstances, readers are cautioned not to place undue reliance on these forward-looking statements as there is a risk that they may not be accurate.

Important risks that could cause such differences include, but are not limited to, risks relating to the industry such as competition, level and timing of defence spending, government-funded defence and security programs, constraints within the civil aviation industry, regulatory rules and compliance, risks relating to CAE such as product evolution, research and development (R&D) activities, fixed-price and long-term supply contracts, procurement and original equipment manufacturer (OEM) leverage, warranty or other product-related claims, product integration, protection of our intellectual property, third-party intellectual property, loss of key personnel, environmental liabilities, claims arising from casualty losses, integration of acquired businesses, our ability to penetrate new markets, information technology systems including cybersecurity risk, length of sales cycle, continued returns to shareholders and our reliance on technology and third-party providers, and risks relating to the market such as foreign exchange, political instability, availability of capital, pension plan funding, doing business in foreign countries including corruption risk and income tax laws.

Additionally, differences could arise because of events announced or completed after the date of this AIF. You will find more information in the Risk Factors section of this AIF. We caution readers that the risks described above are not necessarily the only ones we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. The forward-looking information and statements contained in this AIF are expressly qualified by this cautionary statement.

1.               CORPORATE STRUCTURE OF CAE

1.1             Name, Address and Incorporation

On March 17, 1947 CAE Inc. (“Company” or “CAE”) was incorporated as Canadian Aviation Electronics Ltd. under the laws of Canada by letters patent. In 1965, the name of the Company was changed to CAE Industries Ltd. and in 1993 the Company changed its name to CAE Inc.

CAE was continued in 1977 under the Canada Business Corporations Act (“CBCA”). In 1979, CAE’s articles were amended to change its authorized share capital to an unlimited number of common shares, and again in 1981 to authorize an unlimited number of preferred shares, issuable in series, with such rights, privileges, restrictions and conditions as the Directors of CAE may determine.

On June 9, 1995, CAE’s articles were amended to authorize the Directors to appoint additional Directors in accordance with the provisions of the CBCA. On April 1, 2001, the Company amalgamated with CAE Electronics Ltd., our wholly-owned subsidiary.

CAE’s registered office is located at 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6, telephone: (514) 341-6780, fax: (514) 340-5530.

1.2             Inter-corporate Relationships

The direct and indirect subsidiaries and other investments or ownership interests of CAE are set out in Schedule A hereto.

2.               OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1             Overview

CAE is a global leader in delivery of training for the civil aviation, defence and security, and healthcare markets. We design and integrate the industry’s most comprehensive training solutions, anchored by the knowledge and expertise of our 8,000 employees, our world-leading simulation technologies and a record of service and technology innovation spanning seven decades.

Our global presence is the broadest in the industry, with 160 sites and training locations in over 35 countries, including our joint venture operations, and the world’s largest installed base of flight simulators. Each year, we train more than 120,000 civil and defence crewmembers and thousands of healthcare professionals worldwide.

Our training solutions comprise a combination of products and services, with nearly 60% of our business being derived from the provision of services.

Founded in 1947 and headquartered in Montreal, Canada, CAE has built an excellent reputation and long-standing customer relationships based on nearly 70 years of experience, strong technical capabilities, a highly trained workforce and global reach.

CAE’s common shares are listed on the Toronto and New York stock exchanges under the symbol CAE.

2.2             Geographic and Segment Revenues and Locations

CAE’s consolidated revenue from continuing operations in fiscal 2015 was $2.246 billion and in 2016 was $2.512 billion and is broken down as follows:

Revenue by Segment (%)                                                       Geographic Distribution of Revenue (%)

	2016	2015		2016	2015
Civil Aviation Training Solutions	57	58	US	35	34
Defence and Security	39	38	Germany	4	4
Healthcare	4	4	Other European countries	16	16
	100	100	United Kingdom	11	11
			Other Asian countries	9	12
			Canada	9	7
			Australia	3	3
			China	7	6
			United Arab Emirates	3	3
			Other countries	3	4
				100	100

The following sets out, by business segment, the locations of CAE’s primary subsidiaries’ and divisions’ material sites:

Location	Civil Aviation Training Solutions	Defence and Security	Healthcare
Canada
Montreal, Québec	✓	✓	✓
Calgary, Alberta			✓
Cold Lake, Alberta		✓
Halifax, Nova Scotia		✓
Moose Jaw, Saskatchewan		✓
Ottawa, Ontario		✓
Petawawa, Ontario		✓
Saint John, Newfoundland	✓
Toronto, Ontario	✓	✓
Trenton, Ontario		✓
Vancouver, British Columbia	✓
Europe
Amsterdam, Netherlands	✓
Barcelona, Spain	✓
Benson, Wallingford, United Kingdom		✓
Brussels, Belgium	✓
Budapest, Hungary		✓
Burgess Hill, United Kingdom	✓	✓	✓
Copenhagen, Denmark	✓
Dublin, Ireland	✓
Gatwick, United Kingdom	✓
Madrid, Spain	✓
Mainz, Germany			✓
Manchester, United Kingdom	✓
Oslo, Norway	✓
Oxford, United Kingdom	✓
Paris, France	✓
Prague, Czech Republic	✓
Rome, Italy	✓
Sesto Calende, Italy		✓
Shannon, Ireland	✓
Stavanger, Norway	✓
Stockholm, Sweden	✓
Stolberg, Germany		✓
Vélizy, France		✓
Veszprem, Hungary			✓
United States
Altus, Oklahoma		✓
Anchorage, Alaska	✓
Charlotte, North Carolina	✓
Corpus Christi, Texas		✓
Dallas/Fort Worth, Texas	✓
Holloman AFB, New Mexico		✓
Little Rock, Arkansas		✓
Mesa, Arizona	✓
Miami, Florida	✓
Minneapolis, Minnesota	✓
Morristown, New Jersey	✓	✓
Oklahoma City, Oklahoma	✓
Orlando, Florida	✓	✓
Phoenix, Arizona Redmond, Washington	✓		✓
Richardson, Texas		✓
San Francisco, California	✓
San Jose, California		✓
Sarasota, Florida			✓
Tampa, Florida		✓

Other
Abu Dhabi, United Arab Emirates	✓	✓
Amberley, Australia		✓
Auckland, New Zealand		✓
Beijing, China	✓
Bengaluru, India	✓	✓
Brisbane, Australia		✓
Brunei, Darussalam		✓
Doha, Qatar	✓
Dubai, United Arab Emirates	✓	✓
Gondia, India	✓
Hong Kong, China	✓
Johannesburg, South Africa	✓
Kuala Lumpur, Malaysia	✓
Lima, Peru	✓
Manila/Clark, Philippines	✓
Melbourne, Australia	✓	✓
New Delhi, India	✓
Ohakea, New Zealand		✓
Perth, Australia	✓
Richmond, Australia		✓
Sale, Victoria, Australia
Santiago, Chile	✓
Sao Paulo, Brazil	✓
Seoul, Korea	✓
Shanghai, China	✓
Singapore, Republic of Singapore	✓	✓
Sydney, Australia		✓
Tokyo, Japan	✓
Toluca, Mexico	✓
Zhuhai, China	✓

2.3          CAE’s Vision

Our vision is to be the recognized global training partner of choice to enhance safety, efficiency and readiness.

2.4          Our Strategy and Operations

Our strategy

We address the imperatives of safety, efficiency and readiness for customers in three core markets: civil aviation, defence and security, and healthcare.

Our capital and other resource allocation decisions are guided by three overarching strategic imperatives: focus on our three core markets; protect our leadership position through innovation; and grow by providing the most comprehensive solutions worldwide to enable us to be the recognized global training partner of choice for our customers.

We are a unique, pure-play simulation and training company with a proven record of commitment to our customers’ long-term training needs.

Six pillars of strength

We believe there are six fundamental strengths that underpin our strategy and position us well for sustainable long-term growth:

-    High degree of recurring business;

-    Strong competitive moat;

-    Headroom in large markets;

-    Underlying secular tailwinds;

-    Potential for superior returns;

-    Culture of innovation.

High degree of recurring business

Nearly 60% of our business is derived from the provision of services and largely involves long-term contracts and training demand from customers operating under regulation that require them to train on a recurrent basis.

Strong competitive moat

We pride ourselves in building strong customer and partner relationships, which in many cases span several decades, and we are a market leader across all of our market segments. We offer our customers unique comprehensive solutions with market-leading global reach and scale.

Headroom in large markets

We provide innovative training solutions to customers in large addressable markets in civil aviation, defence and security and healthcare with substantial headroom to grow our market share over the long term.

Underlying secular tailwinds

Industry experts expect long-term commercial passenger traffic to grow at a rate of 4.2% annually over the next decade. In defence and security, we see renewed defence investment as a positive catalyst and an increasing use of simulation-based training. We also see an increased propensity for customers in both civil aviation and defence and security to outsource their training enterprises. In the emerging healthcare market, we also see a rising adoption of simulation for education and training of healthcare students and professionals.

Potential for superior returns

Our rising proportion of revenue from training services provides potential for lower amplitude cyclicality as training is largely driven by the training requirements of the installed fleet. As well, we have potential to grow at a superior rate to that of our underlying markets by growing market share.

Culture of innovation

We derive significant competitive advantage as an innovative leader in simulation products and training solutions. As well, we have a demonstrated flexibility by engaging customers under a variety of partnership models.

Our operations

We provide integrated training solutions to three markets globally:

-    The civil aviation market includes major commercial airlines, regional airlines, business aircraft operators, civil helicopter operators, aircraft manufacturers, third-party training centres, flight training organizations (“FTO”), maintenance repair and overhaul organizations (MROs) and aircraft finance leasing companies;

-    The defence and security market includes defence forces, OEMs, government agencies and public safety organizations worldwide;

-    The healthcare market includes hospital and university simulation centres, medical and nursing schools, paramedic organizations, defence forces, medical societies and OEMs.

2.5          Industry Overview and Trends

The civil, defence and security and healthcare markets that CAE serves are driven by factors particular to each market.

CAE believes the civil market is most affected by the world gross domestic product, which in turn drives air travel, measured in revenue passenger kilometers (“RPK”). This positive RPK generation needs to be satisfied by aircraft deliveries in addition to the existing fleet, and then corrected for attrition. Other factors influencing CAE  include the nature, size and composition of aircraft fleets, aircraft delivery schedules, pilot demographics, certification requirements, market demand for commercial and business air travel and helicopter transport; the latter two in particular are also influenced by corporate profits and activity in the oil and gas sector.

CAE believes the defence and security market is mostly influenced by a combination of defence spending and the nature of military activity. Demand for CAE’s defence and security products and services are also influenced by the degree to which governments globally lean towards the outsourcing of functions to the private sector. As well, CAE’s defence and security business is affected by the extent to which synthetic training and mission rehearsal solutions gain market acceptance as a complement or alternative to live training such as flying an actual aircraft or firing an actual weapon.

CAE believes the healthcare market is influenced by developments in treatments for healthcare issues and, in some markets, government spending. Demand for CAE’s healthcare products and services are also influenced by the degree to which synthetic training and treatment rehearsal solutions gain market acceptance as an alternative to the present system of on-the-job learning assisted by seasoned clinicians. As well, CAE believes the introduction of revolutionary medical technology will have a bearing on the rate of adoption for simulation-based training solutions. New medical devices and advanced procedures, such as Intra-Cardiac Echocardiography (“ICE”), cardiac assist devices and mechanical ventilation enhancements, require advanced training solutions, such as simulation, for internal product development and customer training.

2.6          Research and Development (“R&D”)

CAE’s competitive strategy is based on technology leadership of its products and services. This strategy is underpinned by a strong innovation culture and a long-standing commitment to performing R&D. Also, CAE’s competitive strategy is based on training leadership. Following the appointment of  its Global Leader-Training Strategy for Civil Aviation in April 2015, CAE launched its Flight Instructor Initiative (FIIN) which focuses on recruiting, developing and retaining the best instructors to make them part of our differentiators.  This initiative leverages CAE’s ongoing development of instructor support infrastructures and tools as well as basic research and experimentation with disruptive technologies related to biometrics and virtual reality. CAE has also launched a project focused on standardizing of its operations and next generation training, which are a testament to CAE’s focus on its redefined vision of becoming the recognized training partner of choice of its customers in its fields of operations. CAE will leverage its R&D and Engineering organization capabilities to support the strategic technologies objectives.

CAE uses leading practices in the Global Engineering organization to ensure strategic alignment of the technology roadmap with the business strategy. Making innovation materialize at all levels within CAE’s products, services and processes throughout the operational execution continues to be a strategic priority. To this end, a company-wide “Open Innovation Challenge” process is deployed to all employees using an internal social media platform to stimulate innovation. Our employees are proud to contribute to the innovation journey leading to new products and services.  Additionally, CAE’s R&D partnerships with universities and research centers also help ensure a constant flow of the best talent and leverage the latest technologies and expert knowledge to improve CAE’s products and services.

We are pleased to report that the strategic initiative of technology convergence has progressed as planned and is already demonstrating benefits. This project consolidates the complete CAE technology stack into a single common platform that will provide the building blocks for all of CAE’s products for the future.  In FY2016, CAE developed its first simulator using the new processes and hardware convergence breakthroughs in less than a year, and the results are very promising for both civil and defence simulators, in terms of expected lower maintenance efforts, lower power consumption and overall weight of the simulator.

We were also pleased to introduce in fiscal 2014 the new full flight simulator benchmark in the industry, the CAE 7000XRTM. This simulator defines new customer experience standards for pilots, for instructors, for maintenance technicians, and for training centre operators. It includes new customer interfaces, such as a next generation instructor “office” which provides real time brief/debrief capabilities. It also features new embedded training capabilities such as upset recovery training systems as mandated by new regulations. This next generation instructor environment is significant. The 7000XRTM also provides a novel computing infrastructure that leverages cloud-based big data technologies to provide a superior level of operational efficiency. In addition to the new software design, the hardware for this simulator has been optimized to reduce long-term life cycle operating costs. Furthermore, CAE has developed new data collection and analytics algorithms which enable operational efficiencies, evidence based evaluation, as well as the enhancement of the training systems.

Continuing on the success of the 3000 SeriesTM light helicopter simulator platform introduced in 2012, CAE has developed and launched a new larger version for mid to heavy helicopters. The CAE 3000 SeriesTM simulator has successfully entered the market with innovative design features such as a 12ft direct projection visual system providing a more immersive experience.  Development of new 3000 SeriesTM  helicopter platforms in 2016 include the qualification and the launch of the Airbus Helicopters H225 training in its Oslo training centre as well as the launch of the development of a CAE 3000 Series full-flight simulator (FFS) replicating the AW139 aircraft.  The new AW139 FFS will be jointly developed by CAE and AgustaWestland and will be also be qualified to Level D.

CAE has continued to advance its leadership position in simulation synthetic environments with the release to market of its Dynamic Synthetic Environment TM (“DSE”) product suite. The complete Presagis software tool set and the complete CAE synthetic software stack have been augmented to be fully dynamic, persistent and inter-operable. This technology places CAE in a leading position to support the military forces’ vision of joint synthetic training.  In February 2016 Presagis™ released its latest modeling and simulation (M&S) software portfolio, M&S Suite 15.  The M&S Suite 15 provides an open-standard simulation development framework designed to support a full range of simulation applications across the air, land, sea, and public safety market segments.  The content creation tools, Creator and Terra Vista, the visualization and simulations tools, Vega Prime and STAGE, the flight simulation solutions, FlightSIM and HeliSIM, as well as Ondulus Radar – a real-time, high-fidelity, and physics-based radar simulator, have all been upgraded with major innovations to offer a more complete Suite.

In August 2015, the Open Geospatial Consortium (OGC), an international standards consortium supporting interoperable solutions, recently approved the CAE Common Database (CDB) as an OGC Best Practice.  The move paves the way for the continued proliferation of the CDB as the preferred architecture for creating and maintaining simulation-based synthetic environments to be used for geospatial applications as well as training, mission rehearsal and decision-support.  As part of the OGC CDB Standards Working Group, CAE will be continuing to work with other OGC members, including industry, universities and government agencies, to develop candidate OGC CDB standards.

Specifically for the defence and security market segment, CAE continues to actively conduct research and development initiatives related to distributed mission operations, high-fidelity remotely piloted aircraft training systems and more realistic synthetic environments.  These initiatives are designed to support the desire of defence forces to conduct more integrated and networked virtual training and mission rehearsal exercises, as well as optimize the overall efficiency through the lifecycle of a training system.  Key advancements include the successful integration of the NATO Flying Training in Canada (NFTC) program, the continued development of technologies related to enduring platforms as well as positioning to provide key technologies and capabilities to new platforms addressing the need for immersive, integrated and interoperable training environments.

As a significant outcome of the 2016 R&D investment, CAE is pleased to report that it has been granted five patents and has filed for twenty-eight patents covering the latest innovations in its products.

CAE R&D teams have continued their steady progress and achievements related to Project Innovate which was launched in 2015 to develop CAE’s next generation of simulation platforms for its civil aviation and defence markets. Project Innovate will enable CAE to create a state-of-the-art modular system which will be more efficient and much easier to deploy and maintain. The new system will also enhance the user experience of CAE products. In addition, CAE will develop technologies and training solutions geared towards joint and networked operations in order to be a training systems integrator in air, sea and land domains.

CAE’s Healthcare R&D teams continue to innovate and introduce novel products.  Among several other innovations, in FY2015, CAE Healthcare introduced a childbirth simulator based on widely accepted and validated models of maternal-fetal physiology, which offers human-like vital signs and responses for practice of obstetrical emergencies and labour and delivery scenarios.  Additionally, in January 2016, CAE Healthcare introduced AthenaTM, the most sophisticated, high-fidelity female patient simulator available on the market.  Athena will add a crucial element of realism and believability to female patient scenarios that is needed to help learners gain confidence, develop critical thinking and master higher level skills through simulation.

2.7          Production and Services

Production

CAE’s manufacturing and assembly facilities are located in Montreal, Canada; Tampa, Sarasota, U.S.; Sydney, Australia; Bengaluru, India; and Stolberg, Germany.

The manufacturing process for CAE Full Flight simulators is complex, involving the coordination of more than 200,000 parts and millions of lines of software code. The manufacture of a simulator includes six major stages: design, manufacture and assembly, integration and testing, shipping, site installation and final qualification on site. Military simulators, by virtue of their tactical environments and weapons/sensor systems, are more complex and unique than civil simulators and therefore may take more time to design, manufacture and test.

Manufacturing is organized into ten manufacturing cells comprised of the following three major disciplines: electronics (printed circuit board assembly), electrical (cables, cabinets, aircraft instruments and avionics), and mechanical (sheet metal and machine shop, precision assembly and hydraulics, structural assembly and final assembly). Each cell has its own planning, methodizing and set of specific products to deliver, which establishes clear accountability for manufacturing performance.

Most of our manufacturing and integration activities for civil and military simulation systems are conducted at CAE’s facilities in Montreal, with some integration and update related work also being conducted at the Tampa, Burgess Hill, Bengaluru, Sydney, and Stolberg sites. The Tampa facility conducts military systems integration and testing activities for simulation equipment destined for U.S. military-related contracts.

Services

CAE’s training and service facilities are based around the world. While our head office is located in Montreal, Canada, CAE provides over 65 training centres across South America, North America, Europe, the Middle East, India, China, Russia and Southeast Asia.

These locations include Type Rating Training Organizations (“TRTO”) offering pilot, maintenance and cabin crew training to business and commercial aircraft operators; ab-initio training centres which provide commercial pilot license training to aspiring pilots; and several locations from which CAE offers technical support services to aviation training centres.

CAE provides a range of technical support services to civil and military simulator operators, including parts replacement and repairs, installations, relocations, upgrades and technical training. Customers use CAE’s technical services to answer questions, troubleshoot and receive advice. This extends to service visits by CAE’s engineers to assist in customer maintenance and repair activities. Defence and civil upgrade services are not restricted to CAE products; CAE can upgrade most other manufacturers’ simulators. CAE services are offered either in conjunction with a sale of a simulator, through maintenance contracts or individual purchase orders. CAE believes that our service business provides opportunities to influence the upgrade of installed FFSs while providing valuable insights into customer training needs.

In Defence, CAE provides a range of training support services such as contractor logistics support, maintenance services, classroom instruction and simulator training at over 80 customer sites around the world.

CAE also provides analytical and engineering services that leverage modeling and simulation and other advanced technologies to develop innovative solutions to our clients’ most complex challenges. CAE offers clients a range of services and subject matter expertise, including human factors and human system integration, capability based planning, advanced synthetic environments, system and software engineering for Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (“C4ISR”) and electronic warfare systems, training systems and services, integrated information environments, and in-service support for fleet operations and maintenance.

2.8          Specialized Skills and Knowledge

CAE employs predominantly graduates in engineering and software development, as well as pilots, instructors and other flight training experts. As an industry leader, CAE is able to train our staff in the technology and software required for simulation software and equipment. Flight trainers are typically recruited from the ranks of former airline or military pilots.  Recognizing that engineering talent is critical to CAE innovation capability, CAE has an engineering career framework to develop the talent pipeline within the CAE engineering community.

Our 2,000 flight instructors are CAE’s second largest employee group after engineers and the company’s face in front of customers. They’re also key to ensuring we become the industry’s gold standard in training. We’ve implemented a number of initiatives to improve our instructor capability under our new training organization. We created the new position of Global Leader in Training Strategy to enhance our value proposition in aviation training and engage instructors in achieving our vision. Sixty CAE leaders gathered to develop a strategy to recruit, develop and retain the best instructors. This strategy includes identifying the attributes of best-in-class instructors and setting the industry standard for instructor performance management to enhance our competitive edge. It will serve to elevate the profile of our instructors both internally and externally. This initiative will also help us build the right HR infrastructure around instructors and give them the tools they need to excel.

To optimize training leadership, CAE is investing in three areas:

-       Enhance instructor performance - As a result, CAE will strengthen the instructor support infrastructure, including new functions, processes and technical support tools;

-       Enhance course offering by investing in courseware development and training delivery support tools; and

-       Training service innovation - CAE is investing in R&D to innovate the training service offering and will leverage on its engineering organization and capabilities to support strategic training solutions.

2.9          Competition

We sell our simulation equipment and training services in highly competitive markets. New participants have emerged in recent years and the competitive environment has intensified as aerospace and defence companies position themselves to try to take greater market share by consolidating existing commercial aircraft simulation companies and by developing their own internal capabilities. Section 4.1.1of this AIF contains more information regarding competition as a risk factor for CAE.

CAE’s future success will depend in large part upon our ability to improve existing product lines, attract incremental training onto CAE’s network of simulators, deliver more training solution services, develop new processes and products in the same or related fields, improve delivery intervals and reduce the costs we incur in producing our products and services.

2.10        Components

CAE deals with a variety of goods and services suppliers across our business segments. Although we are not overly dependent on any single supplier for any key manufacturing components or services, CAE’s products contain sophisticated computer systems that run on software and operating systems supplied to us by third parties. Such computer systems and software may not always be available to CAE to license or purchase.

The production of CAE simulators is often dependent upon receipt by CAE of data, including confidential or proprietary data, concerning the functions, design and performance characteristics of a product or system, the performance of which CAE’s simulator is intended to simulate. CAE cannot guarantee that we will be able to obtain such data on reasonable terms, or at all. Original manufacturers of these products and systems could object to the simulation by CAE of components of, or the totality of their products or systems, or could request high license fees that could negatively impact CAE’s profit margins.

Most of the raw materials used in manufacturing (such as sheet metal, wires, cables and electronic integrated circuits) are available off the shelf from multiple commercial sources. The unique parts are the aircraft parts. These are usually available from aircraft manufacturers, the resale market, decommissioned or surplus aircrafts as well as through simulated part manufacturers.

The availability of most parts in a timely manner facilitates a relatively smooth production flow. Aircraft parts, in some instances, may be an exception, especially on new/prototype aircraft types or those out of production. The timely delivery of these parts is often the responsibility of CAE’s customers. CAE’s contracts normally link these aircraft parts delivery dates to the simulator delivery schedules. In cases where such aircraft parts cannot be made available, CAE’s customers rely on CAE’s ability to make simulated parts.

2.11        Intangible Properties

We rely, in part, on trade secrets, copyrights and contractual restrictions, such as confidentiality agreements, patents and licences, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries.

Intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licences on terms that are commercially acceptable, if at all.

Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

CAE owns certain patents and has filed applications in respect of additional patents. CAE enters into agreements containing non-disclosure and confidentiality clauses with third parties and has similar provisions in place with our employees to protect our proprietary information and trade secrets. CAE also has internal policies concerning both ethics and intellectual property which guide our employees in their dealings with CAE’s intellectual property and that of third parties.

Given the lengthy delay in obtaining patents, during which some technology may evolve into newer generations, the required detailed patent application disclosure which may permit competitors to reverse-engineer an invention, and the cost of maintaining and defending patents, CAE believes that certain intellectual property is adequately protected by either maintaining it as a trade secret or selectively disclosing enough of it to forestall anyone else from subsequently claiming it as their own original innovation.

CAE’s agreements with Industry Canada and Investissement Québec (“IQ”) restrict, in some cases, CAE’s ability to license (other than to customers) or transfer ownership of intellectual property developed with the program’s support until all funding has been repaid or consent has been obtained.

Given CAE’s many decades of success in the field of aviation simulation and training, CAE believes that the CAE brand and some of our trademarked products have value in the markets we address.

2.12        Cycles

The Defence segment sells to government customers such that there is no evident cycle to the intake of orders, but such order levels may vary significantly from quarter to quarter because of the irregular timing of government orders.

The Civil segment’s equipment sales to airlines are affected by the cycles of expansion and contraction of the entire commercial airline industry, as well as the availability of credit and general economic conditions. Demand for training services is to a lesser extent, also affected by the longer wave cycles of the commercial airline industry. The Civil segment also experiences a significant degree of seasonality; in times of peak travel (holiday periods, etc.) airline and business jet pilots are often too busy flying aircraft to attend training sessions. As well, production of CAE’s simulators is affected by the company’s annual summer shutdown, which principally affects manufacturing activities in our main plant in Montreal.

Healthcare is subject to the irregular timing of orders by hospitals, universities, government entities and defence forces.

2.13        Environmental liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

CAE believes our current operations are in compliance in all material respects with environmental laws and regulations. Environmental protection requirements do not have material financial or operational effects on CAE’s capital expenditures, earnings or competitive position.

2.14        Employees

CAE strives to have practices in place that drive employee development and engagement through employee communications, processes such as its Annual Leadership Development Process (“ALDP”). The Company invests in its employees through technical and leadership training, as well as developmental career moves.

CAE employs approximately 8,000 employees; of these approximately 1,400 are unionized and covered by 26 different collective agreements all over the world. The Company maintains constructive relationships with its unions and strives to achieve mutually beneficial relationships while maintaining cost competitiveness.

2.15        Foreign Operations

For the fiscal year ended March 31, 2016, sales to customers outside Canada made up approximately 90% of CAE’s revenue. CAE expects sales outside Canada to continue to represent a significant portion of revenue in the foreseeable future. As a result, we are subject to the risks of doing business internationally, including geopolitical instability.

These are the main risks we are facing:

-    Change in laws and regulations;

-    Tariffs, embargoes, controls, sanctions and other restrictions;

-    General changes in economic and geopolitical conditions;

-    Complexity and corruption risks of using foreign representatives and consultants.

The impact of these factors is difficult to predict and any one or more of these factors could adversely affect CAE’s operations in the future.

3.             DESCRIPTION OF THE BUSINESS SEGMENTS

3.1          Civil Aviation Training Solutions (“Civil”)

We provide comprehensive training solutions for flight, cabin, maintenance and ground personnel in commercial, business and helicopter aviation, a complete range of flight simulation training devices, as well as ab initio pilot training and crew sourcing services.

We address the total lifecycle needs of the professional pilot, from cadet to captain, with our comprehensive aviation training solutions. We are the world’s largest provider of commercial aviation training services and the second largest in business aviation training services. Our deep industry expertise and credibility, installed base, strong relationships and reputation as a trusted partner enable us to access a broader share of the market than any other company in our industry. We provide aviation training services in 30 countries and through our broad global network of training centres, we serve all sectors of civil aviation including airlines and other commercial, business and helicopter aviation operators.

Among our thousands of customers, we have long-term training centre operations and training services agreements and joint ventures with approximately 40 major airlines and aircraft operators around the world. Our range of training solutions includes products and services offerings for pilot, cabin crew and aircraft maintenance technician training, training centre operations, curriculum development, courseware solutions and consulting services. We currently operate 261 FFSs, including those operating in our joint ventures. We offer industry-leading technology with a full solution capability to integrate flight data and simulator data to better understand the performance of trainees. In the formation of new pilots, CAE operates the largest ab initio flight training network in the world with 9 academies and a fleet of over 165 aircraft. In the area of resource management, CAE is the global market leader in the provision of flight crew and technical personnel to airlines, aircraft leasing companies, manufacturers and MRO companies worldwide.

Quality, fidelity and reliability are hallmarks of the CAE brand in flight simulation and we are the world leader in the development of civil flight simulators. We continuously innovate our processes and lead the market in the design, manufacture and integration of civil FFSs for major and regional commercial airlines, third-party training centres and OEMs. We have established a wealth of experience in developing first-to-market simulators for more than 35 types of aircraft models including the recent development of simulators for the Airbus A350 XWB and A320Neo, Cirrus SF50, Mitsubishi Regional Jet (MRJ), ATR42/72-600, Bombardier CSeries, Global 5000/6000 and Global 7000/8000, Dassault Falcon 5X and the Commercial Aircraft Corporation of China, Ltd (COMAC) ARJ21 and C919. Our flight simulation equipment, including FFSs, are designed to meet the rigorous demands of their long and active service lives, often spanning a number of decades of continuous use. We also provide best-in-class support with a full range of services and by leveraging our extensive worldwide network of spare parts and service teams.

Civil Aviation Training Solutions obtained contracts with an expected value of $1,683.0 million, including contracts for 53 full-flight simulators.

New Programs and Products

-         We achieved Level D qualification for world’s first A350 XWB full-flight simulator, located at the Airbus Training Centre in Toulouse, France. We also received qualifications for the A350 fixed based flight training device used for pilot Common Type Ratings;

-         We qualified the world’s first simulators equipped with EASA-approved, FAA-approved and ICAO-compliant Upset Prevention and Recovery Training instructor stations;

-         We achieved Level D qualification for the Airbus Helicopters H225 FFS located at our training centre in Oslo, Norway. Our training centre was also designated an Approved Simulation Centre by Airbus Helicopters making us the first independent simulation training provider to receive this distinction;

-         We announced, together with Bombardier Commercial Aircraft, that we achieved Interim Level C qualification on the FFS for the new CS100 aircraft.

Expansions

-         We announced five new aviation training programs that are, or will soon be, ready for training. The training programs are for Bombardier, Gulfstream and Dassault business jets and Sikorsky and Eurocopter helicopters;

-         We achieved FAA Level D qualification for the Falcon 900/2000 EASy, located at the Dallas East Training Centre in the U.S.;

-         We announced, with Líder Aviação, the expansion of our joint venture training program in Brazil to support initial and recurrent training for AW139 pilots and enable mission specific training for various operating profiles;

-         We entered into a partnership with Gulf Aviation Academy (GAA) to offer additional Embraer 170/190 training services in Europe. We have relocated GAA’s CAE-built Embraer 170/190 FFS and flight training device to our training centre in Amsterdam to cater to the increased demand for such training in Europe;

-         We inaugurated the second A320 FFS at our Barcelona training centre as part of our training services agreement with Vueling Airlines, S.A. We also announced that the centre will be extended to provide further classrooms and training facilities to meet Vueling’s growing training demand requirements.

-         On May 2, 2016, we completed the acquisition of Lockheed Martin Commercial Flight Training from Lockheed Martin Corporation.

3.2          Civil Market Trends and Outlook

Market Trends and Outlook

Demand for training solutions in the civil aviation market is driven by the following:

-                     Pilot training and certification regulations;

-                     Safety and efficiency imperatives of commercial airline operators;

-                     Expected global growth in air travel;

-                     Growing active fleet of commercial aircraft;

-                     Demand for trained aviation professionals.

Pilot training and certification regulations

Civil aviation training has a high degree of recurring business driven by a highly-regulated environment through global and national standards for pilot licensing and certification, amongst other regulatory requirements. These mandatory and recurring training requirements are regulated by national and international aviation regulatory authorities such as the International Civil Aviation Organization (ICAO), European Aviation Safety Agency (EASA), and Federal Aviation Administration (FAA).

Recent pilot certification processes and regulatory requirements drive more simulation-based training. Simulation-based pilot certification training is taking on a greater role internationally with the Multi-crew Pilot License (MPL), with stall and upset prevention and recovery training and with the Airline Transport Pilot (ATP) requirements in the U.S. Various national and regional aviation regulatory agencies have recently published regulatory requirements, standards and guidance on these specific topics.

The MPL is an alternative training and licensing methodology which we offer, in addition to the ATP licence. MPL places more emphasis on simulation-based training to develop ab initio students into First Officers of airliners in a specific airline environment. On average, current MPL programs in the industry consist of two thirds of ab initio training in flight simulation training devices and the balance in actual aircraft, whereas traditional training for ab initio licences average 80% to 90% in actual trainer aircraft. Today, there are approximately 50 nations that have MPL regulations in place and more than 15 of these nations already use these regulations with training providers and airlines. CAE delivers MPL programs in Asia, the Middle East and Europe with various airlines. As the MPL methodology continues to gain momentum, it will result in increased use of simulation-based training.

Safety and efficiency imperatives of commercial airline operators

The commercial airline industry is competitive, requiring operators to continuously pursue operational excellence and efficiency initiatives in order to achieve adequate returns while continuing to maintain the highest safety standards and the confidence of air travelers. Airlines are finding it increasingly more effective to seek expertise in training from trusted partners such as CAE to address growing efficiency gaps, pilot capability gaps, evolving regulatory and training environment, and the large number of new aircraft programs being executed. Partnering with a training provider like CAE gives airlines immediate access to a world-wide fleet of simulators, courses, programs and instruction capabilities, and allows them flexibility in pursuing aircraft fleet options that suit their business.

Expected global growth in air travel

Secular growth trend in air travel results in higher demand for flight, cabin, maintenance and ground personnel, which in turn drives demand for training solutions.

In commercial aviation, the aerospace industry’s widely held expectation is that long-term average growth for air travel will continue at 4.2% annually over the next decade. In calendar 2015, global passenger traffic increased by 6.5% compared to calendar 2014. For the first three months of calendar 2016, passenger traffic increased by 7.0% compared to the first three months of calendar 2015. Emerging markets continued to outperform with passenger traffic in the Middle East, Asia and Latin America growing at 10.8%, 8.6% and 5.3% respectively, while Europe and North America increased 5.4% and 4.7% respectively.

According to the FAA, the total number of business jet flights, which includes all domestic and international flights, remained active with 1.4% growth over the past 12 months. There is a strong relationship between the level of corporate profitability and economic growth and demand for business jet travel. In helicopter aviation, demand is driven mainly by the level of offshore activity in the oil and gas sector, as helicopter operators catering to this sector make up the majority of a relatively small training segment. The current protracted downturn in petroleum prices has negatively impacted offshore activity for helicopter operators.

Potential impediments to steady growth in air travel include major disruptions such as regional political instability, acts of terrorism, pandemics, natural disasters, prolonged economic recessions or other major world events.

Growing active fleet of commercial aircraft

As an integrated training solutions provider, our long-term growth is closely tied to the active commercial aircraft fleet.

The global active commercial aircraft fleet has grown by an average of 3.2% annually over the past 20 years and is widely expected to continue to grow at an approximate average rate of 3.6% annually over the next two decades as a result of increasing emerging market and low-cost carrier demand and fleet replacement in established markets. From March 2015 to March 2016, the global commercial aircraft fleet increased by 4.2%, growing by 8.3% in the Middle East and 7.6% in Asia and increasing moderately by 3.3%, 3.2% and 2.0% in Latin America, Europe and North America respectively.

Our strong competitive moat, as defined by our extensive global training network, best-in-class instructors, comprehensive training programs and strength in training partnerships with airlines allow us to effectively address training needs that arise from a growing active fleet of aircraft.

We are well positioned to leverage our technology leadership and expertise, including CAE 7000XR Series FFSs and CAE SimfinityTM procedures trainers, in delivering training equipment solutions that address the growing training needs of airlines that continue to operate their own training centers.

Major business jet OEMs are continuing with plans to introduce a variety of new aircraft models in the upcoming years. Examples include Bombardier’s Global 7000/8000, Cessna’s Citation Longitude and Hemisphere, Dassault’s Falcon 5X, Gulfstream’s 500/600, Cirrus’ SF50 and Pilatus’ PC-24.

Our business aviation training network, comprehensive suite of training programs, key long term OEM partnerships and ongoing network investments, position us well to effectively address the training demand arising from the entry-into-service of these new aircraft programs.

Demand for trained aviation professionals

We have large headroom in the training services market driven by a sustained secular demand for trained aviation professionals. Demand for trained aviation professionals is driven by air traffic growth, pilot retirements and by the number of aircraft deliveries. The expansion of global economies and airline fleets have resulted in a shortage of qualified personnel needed to fulfil this growing capacity. Pilot supply constraints include aging crew demographics and fewer military pilots transferring to civil airlines. In a study released in 2011, ICAO reports that approximately 26,000 new pilots will be needed per year by 2030 globally to support growth in passenger travel. In support of this growth, the aviation industry will require innovative solutions to match the learning requirements of a new generation, leading to an increase in demand for simulation-based training services and products.

3.3             Defence and Security (“Defence”)

We are a training systems integrator for defence forces across the air, land and naval domains, and for government organizations responsible for public safety.

We are a global leader in the development and delivery of integrated live, virtual and constructive (LVC) training solutions for defence forces. Our expertise spans a broad variety of aircraft, including fighters, helicopters, trainer aircraft, maritime patrol, tanker/transport aircraft and remotely piloted aircraft, also called unmanned aerial systems (UAS). We also offer training solutions for land and naval forces, including a range of driver, gunnery and maintenance trainers for tanks and armoured fighting vehicles, constructive simulation for command and staff training, and naval warfare tactical training systems. We offer training solutions to government organizations for emergency and disaster management.

Defence forces seek to increasingly leverage virtual training and balance their training approach between live, virtual and constructive domains to achieve maximum readiness and efficiencies. As such, we have been increasingly pursuing programs requiring the integration of LVC training and these tend to be larger in size than programs involving only a single dimension of such a solution. CAE is a first-tier training systems integrator and uniquely positioned to offer our customers a comprehensive range of innovative LVC solutions, ranging from academic, virtual and live training to immersive, networked mission rehearsal in a synthetic environment. Our solutions typically include a combination of training services, products and software tools designed to cost-effectively maintain and enhance safety, efficiency, mission readiness and decision-making capabilities. We have a wealth of experience delivering and operating training solutions across different business models, including government-owned; government-operated; government-owned contractor-operated; or contractor-owned contractor-operated facilities. Our offerings include training needs analysis; instructional systems design; learning management information systems; purpose-built facilities; state-of-the-art synthetic training equipment; curriculum and courseware development; classroom, simulator, and live flying instruction; maintenance and logistics support; lifecycle support and technology insertion; and financing alternatives.

We have delivered simulation products and training systems to more than 50 defence forces in approximately 35 countries. We provide training support services such as contractor logistics support, maintenance services, classroom instruction and simulator training at over 80 sites around the world, including our joint venture operations. Recently, we have increased our support for live flying training, such as the live training delivered as part of the NATO Flying Training in Canada (NFTC) program, as we help our customers achieve an optimal balance across their training enterprise.

Defence and security won contracts valued at $985.6 million of orders in FY2016.

New Programs and Products

-         We supported the Royal Australian Air Force's (RAAF) participation in Coalition Virtual Flag 15, one of the world's largest virtual air combat exercises, so that live-flying and simulated aircraft could participate in this joint, multi-national live-virtual-constructive training exercise;

-         The Open Geospatial Consortium (OGC), an international standards consortium supporting interoperable solutions, approved the CAE-developed Common Database (CDB) as an OGC Best Practice, thus paving the way for the continued proliferation of the CDB as the preferred architecture for creating and maintaining simulation-based synthetic environments;

-         We signed a Memorandum of Understanding with Conair to develop a Wildfire Training and Simulation Centre in British Columbia, Canada.

Expansions

-         We delivered a comprehensive CH-147F Chinook training solution to Garrison Petawawa that was used to formally graduate the Royal Canadian Air Force’s first class of CH-147F aircrews;

-         We expanded our collaboration agreement with Eurofighter Simulation Systems related to the provision of visual systems on the Eurofighter Typhoon Aircrew Synthetic Training Aids program;

-         We announced that our CAE Brunei Multi-Purpose Training Centre (MPTC) was certified as an Approved Training Organization according to the guidelines and procedures established by EASA, which will allow the CAE Brunei MPTC to offer instructor-led training on the Sikorsky S-92 helicopter;

-         We commenced the provision of maintenance and support services on the New Zealand Defence Force's SH-2G(I) helicopter synthetic training devices;

-         We expanded our C-130 training center located in Florida, U.S. with the addition of a new C-130H/L-382 full-mission simulator featuring the Rockwell Collins Flight2 glass cockpit;

-         We delivered a comprehensive T-6C ground-based training system to the Royal New Zealand Air Force and have now commenced the provision of maintenance and support services at RNZAF Base Ohakea;

-         We delivered a new training centre facility and KC-130J weapon systems trainer to the Kuwait Air Force and have now commenced the provision of on-site training support services.

3.4             Defence Market Trends and Outlook

Demand for training solutions in the defence and security markets is driven by the following:

-         Installed base of enduring defence platforms and new customers;

-         Explicit desire of governments and defence forces to increase the use of synthetic training;

-         Desire to integrate training systems to achieve efficiencies and enhanced preparedness;

-         Attractiveness of outsourcing of training and maintenance services;

-         Need for synthetic training to conduct integrated, networked mission training, including joint and coalition forces training;

-         Relationships with OEMs for simulation and training;

Installed base of enduring defence platforms and new customers

CAE generates a high degree of recurring business from its strong position on enduring platforms, including long-term services contracts. Most defence forces in mature markets such as the United States have slowed down production of new platforms and delayed new acquisition programs, which has required military forces to maximize use of their existing platforms. Upgrades, updates, and life extension programs allow defence forces to leverage existing assets while creating a range of opportunities for simulator upgrades and training support services. Enduring platforms, such as the C-130 Hercules transport aircraft that is operated by more than 60 nations, provide a solid installed base from which to generate business. Because of our extensive installed base of simulators worldwide, our prime contractor position on programs such as the U.S. Air Force KC-135 Aircrew Training System and MQ-1 Predator/MQ-9 Reaper aircrew training, and our experience on key enduring platforms, CAE is well-positioned for recurring product upgrades/updates as well as maintenance and support services. In addition, there is strong demand for enduring platforms such as the C-130, P-8A, MH-60R and MQ-1/MQ-9 in markets with growing defence budgets such as Asia and the Middle East, thus providing opportunities to provide new training systems and services for platforms where CAE has significant experience.

Explicit desire of governments and defence forces to increase the use of synthetic training

One of the underlying drivers for CAE’s expertise and capabilities is the increasing use of synthetic training throughout the defence community. More defence forces and governments are increasingly adopting synthetic training for a greater percentage of their overall training approach because it improves training effectiveness, reduces operational demands on aircraft, lowers risk compared to operating actual weapon system platforms and significantly lowers costs. Synthetic training offers defence forces a cost-effective way to provide realistic training for a wide variety of scenarios while ensuring they maintain a high state of readiness. The higher cost of live training and the desire to save aircraft for operational use are two factors prompting a greater adoption of synthetic training. The nature of mission-focused training demands at least some live training; however, the shift to more synthetic training is advancing. The U.S. Navy reports the share of simulation-based training on some of their existing aircraft platforms could increase to nearly 50% by 2020, and for new aircraft such as the P-8A the training program has been designed for approximately 70% synthetic training. Because of the high cost associated with conducting live training exercises, most defence forces are beginning to rebalance the mix of LVC training and shift more of the training curriculum to virtual and constructive simulation. An example are the contracts that CAE won under the U.S. Air Force KC-135 program to upgrade a range of KC-135 aircrew training devices so that they can be used on the United States Air Force’s Distributed Training Center Network, thus providing them the ability to conduct distributed, virtual tanker training.

Desire to integrate training systems to achieve efficiencies and enhanced preparedness

Increased operational tempo combined with limited personnel and budget pressures have prompted defence forces around the world to seek reliable partners who can help develop, manage and deliver the training systems required to support today’s complex platforms and operations. Increasingly, defence forces are considering a more integrated and holistic approach to training. To help manage the complexities and challenges, many training programs are calling for an industry partner to help design and manage the total training system. CAE refers to this approach as training systems integration (TSI) and has positioned the Company globally as an independent, platform-agnostic training systems integrator. The overall intent for defence forces is to maximize commonality for increased efficiencies, cost savings, and most importantly, enhanced capability for mission preparedness. A training systems integrator can address the overall LVC domain to deliver comprehensive training – from undergraduate individual training all the way through to operational, multi-service and joint mission training.

Attractiveness of outsourcing of training and maintenance services

Another driver for CAE’s expertise and capabilities is the efficiency gained by our customers from outsourcing some training and support services. Defence forces and governments continue to manage expenditures to find ways to reduce costs while not impacting readiness levels, and allow active-duty personnel to focus on operational requirements. There has been a growing trend among defence forces to consider outsourcing a variety of training services and we expect this trend to continue, which aligns directly with CAE’s strategy to grow long-term, recurring services business. We believe governments will increasingly look to industry for training solutions to achieve faster delivery, lower capital investment requirements, and training support required to achieve desired readiness levels. For example, we are continuing deliveries of new flight training devices that will support comprehensive T-44C aircrew training services for the U.S. Navy and Marine Corps. These deliveries are part of a long-term contract for CAE to provide T-44C aircrew training services under a contractor-owned contractor-operated training services program, which is one of the first of its kind in the United States. We believe this type of training service delivery program will become increasingly attractive to defence forces globally.

Need for synthetic training to conduct integrated, networked mission training, including joint and coalition forces training

There is a growing trend among defence forces to use synthetic training to meet more of their mission training requirements, and increasingly to integrate and network various training systems so military forces can train in a virtual world. Simulation technology solutions enable defence customers to plan sophisticated missions and carry out full-mission rehearsals in a synthetic environment as a complement to traditional live training or mission preparation. Allies are cooperating and creating joint and coalition forces, which are driving the demand for networked training and operations. Training devices that can be networked to train different crews and allow for networked training across a range of platforms are increasingly important as the desire to conduct mission rehearsal exercises in a synthetic environment increases. For example, the Royal Canadian Air Force (RCAF) has released its Simulation Strategy 2025, which specifically calls for leveraging LVC domains within a networked common synthetic environment. The RCAF is transforming its training approach from one that relies on aircraft to one that exploits new technologies to train aircrews in a simulation-focused system that creates a virtual battlespace. The U.S., U.K. and Australian defence forces have published similar strategies. We are actively promoting open, standard simulation architectures, such as the Common Database, to better enable integrated and networked mission training.

Relationships with OEMs for simulation and training

We are a desirable partner to original equipment manufacturers because of our experience, global presence, and innovative technologies. We partner with manufacturers in the defence and security market to strengthen relationships and position for future opportunities. OEMs have introduced new platforms and continue to upgrade and extend the life of existing platforms, which drives worldwide demand for training systems. For example, Boeing has developed the P-8A maritime patrol aircraft and has subcontracted CAE to design and develop P-8A operational flight trainers for the U.S. Navy and Royal Australian Air Force. Boeing continues to market the P-8A internationally and recently signed a contract to deliver the P-8A to the United Kingdom, which will create further opportunities for CAE. Other examples of CAE’s relationship with OEMs on specific platforms creating opportunities for training systems include Airbus Defence and Space on the C295, which is being offered in Canada on the Fixed-Wing Search and Rescue program, Leonardo Aircraft (formerly Alenia Aermacchi) on the M-346 lead-in fighter trainer, which is being offered in the United States as the T-100 on the U.S. Air Force’s T-X program and Lockheed Martin on the C-130J Super Hercules transport aircraft, which is being acquired by several additional international militaries.

CAE is also part of Team Seahawk in partnership with the U.S. Navy and companies such as Lockheed Martin/Sikorsky which is offering the MH-60R helicopter under the foreign military sales program to international customers. In addition, we have a global partnership with General Atomics to offer training solutions for the Predator/Reaper family of remotely piloted aircraft.

3.5             Defence Contracts

The majority of CAE’s contract revenue in Defence result from contracts with militaries or government bodies performed under predominantly fixed-price contracts with only a small number of cost-plus contracts.

In most instances, under government regulations, certain costs, including certain financial costs, portions of R&D costs, representation expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals are not allowed for pricing purposes and calculation of contract reimbursement rates under flexibly-priced contracts. Governments also routinely regulate the methods under which costs are allocated to government contracts.

CAE is subject to a variety of audits performed by government agencies. These include pre-award audits that are performed at the submission of a proposal to the government. The purpose of the pre-award audit is to determine the basis of the bid and provide the information required for the relevant government to effectively negotiate the contract. During the performance of a contract the government has the right to request and to examine any labor charges, any material purchase, and any overhead changes to any contract that is active. Upon a contract’s completion, the government may perform a post-award audit of all aspects of contract performance to ensure that CAE has performed in accordance with the terms of the contract.

Government contracts are generally, by their terms, subject to termination by the government either for convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts generally provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however, typically:

•          The contractor may be paid an amount agreed upon for completed and partially completed products and services accepted by the government;

•          The government may not be liable for the contractor’s costs with respect to unacceptable items, and may be entitled to repayment of advance payments and progress payments, if any, related to the termination portion of the contract; and

•          The contractor may be liable for excess costs incurred by the government in procuring undelivered items from another source.

In addition to the right of the government to terminate, government contracts are often conditioned upon the continuing availability of appropriations. Consequently, at the outset of a major program, such contracts are usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made for future fiscal years. Failure to obtain such appropriations normally results in termination of the contract and compensation to the contractor at less than the full value of the contract.

3.6             Healthcare

We design, manufacture and market simulators and audiovisual and simulation centre management solutions and offer consulting and courseware for training of medical, nursing and allied healthcare students as well as clinicians in educational institutions, hospitals and defence organizations worldwide.

Simulation-based training is one of the most effective approaches to prepare healthcare practitioners to care for patients and respond to critical situations while reducing the overall risk to patients. We are leveraging our experience and best practices in simulation-based aviation training to deliver innovative solutions to improve the safety and efficiency of this industry. The healthcare simulation market is growing rapidly, with simulation centres becoming the standard in nursing and medical schools.

We offer the broadest range of medical simulation products and services in the market today, including patient, ultrasound and interventional (surgical) simulators, audiovisual and simulation centre management solutions and courseware for simulation-based healthcare education and training. We have sold simulators to customers in more than 80 countries that are currently supported by our network in Australia, Brazil, Canada, Germany, Hungary, India, Singapore, the U.K. and the U.S. We lead the market in high-fidelity patient simulators that are uniquely powered by complex models of human physiology to mimic human responses to clinical interventions. One of our recent innovations, a childbirth simulator for both normal labor and delivery and rare maternal emergencies, was designed to offer exceptional reliability and realism in the high-fidelity patient simulation market.

Our offerings include ongoing service, support and unlimited, exclusive access to training. We provide comprehensive simulation centre management solutions for healthcare, where we are a market leader. Through our Healthcare Academy, we are the only company to deliver peer-to-peer training at customer sites and in our training centres in the U.S., U.K., Germany and Canada. Our Healthcare Academy includes more than 50 adjunct faculty consisting of nurses, physicians, paramedics and sonographers who, in collaboration with leading healthcare institutions, have developed more than 500 Simulated Clinical Experience (SCE) courseware packages for our customers. We offer consulting, professional services and turnkey project management for healthcare simulation programs, and we recently announced a partnership with the American Society of Anesthesiologists to develop screen-based simulation training for practicing physicians. The new platform will deliver Maintenance of Certification in Anesthesiology (MOCA) education and allow us to expand access to simulation-based clinical training.

Our OEM team delivers custom training solutions for medical manufacturers, and most recently, developed a specialized interventional simulator to train physicians to place the new AbioMed Impella heart pump under ultrasound and fluoroscopy guidance.

New programs and products

-         We announced the release of CAE Vïvo™, a tablet-operated, facilitator-driven software that allows full control over METIman’s physiology and responses;

-         In partnership with the International Nursing Association for Clinical Simulation and Learning (INACSL), we introduced the INACSL – CAE Healthcare Simulation Fellowship program for healthcare educators and professionals;

-         We delivered a next generation training solution to AbioMed for its Impella heart pump training programs which integrated our ultrasound and patient simulation technology for the first time;

-         We released our new Blue Phantom Musculoskeletal ultrasound training model, the world’s first training model for ultrasound-guided evaluation and procedures for the knee;

-         We announced the release of Athena, the only high-fidelity female patient simulator with modeled physiology for healthcare;

-         In partnership with the National Research Council of Canada, we announced the launch of NeuroVR, the world’s most advanced virtual reality neurosurgery simulator for cranial and endoscopic brain surgery procedures;

-         In partnership with the American Society of Anesthesiologists, we announced a collaborative agreement to develop screen-based simulation education for practicing physicians.

Expansions

-         We partnered with MedAffinity to integrate their Electronic Health Records system into our LearningSpace simulation centre management solution, providing more realism in healthcare simulations;

-         We signed an exclusive distribution rights agreement with Strategic Operations (STOPS) for Surgical Cut Suit and other simulation training products globally outside of the United States and further expanded our partnership to include distribution rights for U.S. civilian training centers and U.S. military customers.

Healthcare market trends and outlook

Demand for our simulation products and services in the healthcare market is driven by the following:

-         Increasing use of simulation in healthcare;

-         Growing emphasis on patient safety and outcomes;

-         Limited access to live patients during training;

-         Medical technology revolution.

Increasing use of simulation in healthcare

Third-party assessments of the global healthcare simulation market, which includes products and services, value the market at approximately $860 million in 2014 and reports that it is predicted to grow at a compound annual growth rate of 19.1% from 2014 to 2019. North America is the largest market for healthcare simulation, followed by Europe and Asia. The healthcare simulation market includes both products and services, which are segmented by high-fidelity patient simulators, interventional simulators, mid/low fidelity task trainers, ultrasound simulators, audiovisual and simulation centre management solutions, simulated clinical environments and training services. In the U.S., significant demand for healthcare services is driven by, among other factors, longer life expectancy and the baby boomer generation, resulting in higher healthcare spending.

The U.S. Centers for Medicare and Medicaid Services (CMS) projects that annual national health spending will grow at an average rate of 5.8% annually over the next decade. Increasingly, hospitals are given incentives to become safer and more efficient, which will drive higher demand for training. There is a growing body of evidence demonstrating that medical simulation improves patient outcomes and reduces medical errors, which can help mitigate the rate of increase in healthcare costs.

Growing emphasis on patient safety and outcomes

According to a new study by patient-safety researchers published in the British Medical Journal in May 2016, medical errors in hospitals and other health-care facilities are the third-leading cause of death in the U.S. Training through the use of simulation can help clinicians gain confidence, knowledge and expertise for improving patient safety in a risk-free environment. Simulation is a required or recommended element in a growing movement towards High Stakes Assessment and Certification. Examples in the U.S. include MOCA, Fundamentals of Laparoscopic Surgery (FLS) and Advanced Trauma Life Support (ATLS). Moreover, the Accreditation Council for Graduate Medical Education (ACGME) is evolving towards outcome-based assessment with specific benchmarks to measure and compare performance which favours the adoption of simulation products and training.

Limited access to live patients during training

Traditionally, medical education has been an apprenticeship model in which the student cares for patients under the supervision of more experienced staff. In this model, students have a limited role and access to high-risk procedures, rare complications and critical decision-making skills. The use of simulation in professional education programs complements traditional learning and allows students exposure and practice to hone their clinical and critical thinking skills for high risk, low frequency events. Simulation provides consistent, repeatable training and exposure to a broader range of patients and scenarios than one may experience in normal clinical practice. As an example, our Lucina childbirth simulator is designed to allow healthcare teams to practice both normal deliveries and complex procedures. The training and education model is evolving, as evidenced by military branches around the world and most recently the U.S. Pentagon, prohibiting the use of live tissue testing in most medical training. CAE Healthcare simulators provide a low-risk alternative for practicing life-saving procedures, interprofessional team training, major disaster response and anaesthesia administration.

Medical technology revolution

Advancements in medical technology are driving the use of simulation. New medical devices and advanced procedures, such as Intra-Cardiac Echocardiography (ICE), cardiac assist devices, and mechanical ventilation enhancements, require advanced training solutions, such as simulation, for internal product development and customer training. Regulatory and certification agencies are increasingly stringent in requesting that clinicians be trained before adopting new disruptive technologies, an undertaking for which simulation is well suited. As a Partner of Choice with leading OEMs, we continue to collaborate to deliver innovative and custom training for new technologies, such as the AbioMed Impella heart pump.

4.               RISK FACTORS

We operate in several industry segments that have various risks and uncertainties. Management and the Board discuss quarterly the principal risks facing our business, as well as annually during the strategic planning and budgeting processes. The risks and uncertainties described below are risks that could materially affect our business, financial condition and results of operation. These risks are categorized as industry-related risks, risks specific to CAE and risks related to the current market environment. These are not necessarily the only risks we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

In order to mitigate the risks that may impact our future performance, management has established an enterprise risk management process to identify, assess and prioritize these risks. Management develops and deploys risk mitigation strategies that align with our strategic objectives and business processes. Management reviews the evolution of the principal risks facing our business on a quarterly basis and the Board oversees the risk management process and validates it through procedures performed by our internal auditors when it deems necessary. One should carefully consider the following risk factors, in addition to the other information contained herein, before deciding to purchase CAE common stock.

4.1          Risks relating to the industry

4.1.1       Competition

We sell our simulation equipment and training services in highly competitive markets. New participants have emerged in recent years and the competitive environment has intensified as aerospace and defence companies position themselves to try to take greater market share by consolidating existing commercial aircraft simulation companies and by developing their own internal capabilities. Predominantly defence companies such as Textron and L-3 Communications have acquired commercial aircraft simulator competitors and, in the case of L-3 Communications, a competing FTO, as a means to diversify their overall exposure to defence markets and seek growth in the civil aviation market. Lockheed Martin is another example of a defence company that entered the commercial aircraft simulation market; it has subsequently sold its commercial flight training business to CAE. Most of our competitors in the simulation and training markets are also involved in other major segments of the aerospace and defence industry beyond simulation and training. As such, some of them are larger than we are, and may have greater financial, technical, marketing, manufacturing and distribution resources. In addition, our main competitors are either aircraft manufacturers, or have well-established relationships with aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects with these organizations. In particular, we face competition from Boeing, which has pricing and other competitive advantages over us.

OEMs like Airbus and Boeing have certain advantages in competing with independent training service providers. An OEM controls the pricing for the data, parts and equipment packages that are often required to manufacture a simulator specific to that OEM’s aircraft, which in turn is a critical capital cost for any simulation-based training service provider. OEMs may be in a position to demand licence fees or royalties to permit the manufacturing of simulators based on the OEM’s aircraft, and/or to permit any training on such simulators. CAE also has some advantages, including being a simulator manufacturer, having the ability to replicate certain aircraft without data, parts and equipment packages from an OEM and owning a diversified training network that includes joint ventures with large airline operators which are aircraft customers for OEMs. In addition, we work with some OEMs on business opportunities related to equipment and training services.

Both Boeing and Airbus have introduced aircraft data simulation packages to supply to all simulator manufacturers for the new B737 MAX and A350 aircraft, which could potentially reduce CAE’s content related to the simulation of aircraft systems.

We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. A significant portion of our revenue is dependent on obtaining new orders and continuously replenishing our backlog. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past. The presence of new market participants as noted above, and their efforts to gain market share, creates heightened competition in bidding which may negatively impact pricing and margins.

Economic growth underlies the demand for all of our products and services. Periods of economic recession, constrained credit, government austerity and/or international commercial sanctions generally lead to heightened competition for each available order. This in turn typically leads to a reduction in profit on sales won during such a period. Should such conditions occur, we could experience price and margin erosion.

4.1.2       Level and timing of defence spending

A significant portion of our revenues is generated by sales to defence and security customers around the world. We provide products and services for numerous programs to U.S., Canadian, European, Australian, and other foreign governments as both prime and/or subcontractors. As defence spending comes from public funds and is always competing with other public interests for funding, there is a risk associated with the level of spending a particular country may devote to defence as well as the timing of defence contract awards. Significant cuts to defence spending by mature markets such as the U.S., Canada, Germany, U.K. and Australia could have a material negative impact on our future revenue, earnings and operations. In order to mitigate the level and timing of defence procurements, we have established a diversified global business and a strong position on enduring platforms.

4.1.3       Government-funded defence and security programs

Like most companies that supply products and services to governments, we can be audited and reviewed from time to time. Any adjustments that result from government audits and reviews may have a negative effect on our results of operations. Some costs may not be reimbursed or allowed in negotiations of fixed-price contracts. As a result, we may also be subject to a higher risk of legal actions and liabilities than companies that cater only to the private sector, which could have a materially negative effect on our operations.

4.1.4       Civil aviation industry

A significant portion of our revenue comes from supplying equipment and training services to the commercial and business airline industry.

A decrease in jet fuel prices may have a positive impact on airlines’ profitability; however, the long-term ramifications on the commercial aviation industry remain uncertain. We will continue to monitor the impact on the industry and our operations. Helicopter aviation training, which represents less than 5% of our Civil Aviation Training Solutions revenue, is driven mainly by the level of offshore operator activity servicing customers in the oil and gas sector. A protracted downturn in petroleum prices could negatively impact offshore activity which may, in turn, affect our operating results.

If jet fuel prices attain high levels for a sustained period, there could be a greater impetus for airlines to replace older, less fuel-efficient aircraft. However, higher fuel costs could also limit the airlines’ available financial resources and could potentially cause deliveries of new aircraft to be delayed or cancelled. Airlines may slow capacity growth or cut capacity should sustained high fuel costs make the availability of such capacity not economically viable. Such a reaction would negatively affect the demand for our training equipment and services.

Constraints in the credit market may reduce the ability of airlines and others to purchase new aircraft, negatively affecting the demand for our training equipment and services, and the purchase of our products.

We are also exposed to credit risk on accounts receivable from our customers. We have adopted policies to ensure we are not significantly exposed to any individual customer. Our policies include analyzing the financial position of certain customers and regularly reviewing their credit quality. We also subscribe from time to time to credit insurance and, in some instances, require a bank letter of credit to secure our customers’ payments to us.

4.1.5       Regulatory rules imposed by aviation authorities

We are required to comply with regulations imposed by aviation authorities. These regulations may change without notice, which could disrupt our sales and operations. Any changes imposed by a regulatory agency, including changes to safety standards imposed by aviation authorities such as the U.S. FAA, could mean that we have to make unplanned modifications to our products and services, causing delays or resulting in cancelled sales. We cannot predict the impact that changing laws or regulations might have on our operations. Any changes could present opportunities or, to the contrary, have a materially negative effect on our results of operations or financial condition.

4.1.6       Sales or licences of certain CAE products require regulatory approvals and compliance

The sale or licence of many of our products is subject to regulatory controls. These can prevent us from selling to certain countries, or to certain entities or people in or from a country, and require us to obtain from one or more governments an export licence or other approvals to sell certain technology such as defence and security simulators or other training equipment, including data or parts. These regulations change often and we cannot be certain that we will be permitted to sell or licence certain products to customers, which could cause a potential loss of revenue for us.

If we fail to comply with government laws and regulations related to export controls and national security requirements, we could be fined and/or suspended or barred from government contracts or subcontracts for a period of time, which would negatively affect our revenue from operations and profitability, and could have a negative effect on our reputation and ability to procure other government contracts in the future.

4.2           Risks relating to the Company

4.2.1       Product evolution

The civil aviation and defence and security markets in which we operate are characterized by changes in customer requirements, new aircraft models and evolving industry standards. If we do not accurately predict the needs of our existing and prospective customers or develop product enhancements that address evolving standards and technologies, we may lose current customers and be unable to attract new customers. This could reduce our revenue. The evolution of the technology could also have a negative impact on the value of our fleet of FFSs.

4.2.2       Research and development activities

We carry out some of our R&D initiatives with the financial support of governments, including the Government of Quebec through Investissement Québec (IQ) and the Government of Canada through its Strategic Aerospace and Defence Initiative (SADI). The level of government financial support reflects government policy, fiscal policy and other political and economic factors. We may not, in the future, be able to replace these existing programs with other government funding and/or risk-sharing programs of comparable benefit to us, which could have a negative impact on our financial performance and research and development activities.

We receive investment tax credits from federal and provincial governments in Canada and from the federal government in the U.S. on eligible R&D activities that we undertake. The credits we receive are based on legislation currently enacted. The investment tax credits available to us can be reduced by changes to the respective governments’ legislation which could have a negative impact on our financial performance and research and development activities.

4.2.3       Fixed-price and long-term supply contracts

We provide our products and services mainly through fixed-price contracts that require us to absorb cost overruns, even though it can be difficult to estimate all of the costs associated with these contracts or to accurately project the level of sales we may ultimately achieve. In addition, a number of contracts to supply equipment and services to commercial airlines and defence organizations are long-term agreements that run up to 20 years. While some of these contracts can be adjusted for increases in inflation and costs, the adjustments may not fully offset the increases, which could negatively affect the results of our operations.

4.2.4       Procurement and OEM leverage

We secure data, parts, equipment and many other inputs from a wide variety of OEMs, sub-contractors and other sources. We are not always able to find two or more sources for inputs that we require and in the case of specific aircraft simulators and other training equipment, significant inputs can only be sole sourced. We may therefore be vulnerable to delivery schedule delays, the financial condition of the sole-source suppliers and their willingness to deal with us. Within their corporate groups, some sole-source suppliers include businesses that compete with parts of our business. This could lead to onerous licencing terms, high licence fees or even refusal to licence to us the data, parts and equipment packages that are often required to manufacture and operate a simulator based on an OEM’s aircraft.

Where CAE uses an internally produced simulation model for an aircraft, or develops courseware without using OEM-sourced and licenced data, parts and equipment, the OEM in question may attempt retaliatory or obstructive actions against CAE to block the provision of training services or manufacturing, sale and/or deployment for training of a simulator for such aircraft, claiming breach of its intellectual property rights or other legal basis. Such actions may cause CAE to incur material legal fees and/or may delay or prevent completion of the simulator development project or provision of training services, which may negatively impact our financial results.

Similarly, where CAE uses open source software, freeware or commercial off-the-shelf software from a third party, the third party in question or other persons may attempt retaliatory or obstructive actions against CAE to block the use of such software or freeware, claiming breach of licence rights or other legal basis. Such actions may cause CAE to incur material legal fees and/or may delay or prevent completion of the simulator development project or provision of training services, which may negatively impact our financial results.

4.2.5       Warranty or other product-related claims

We manufacture simulators that are highly complex and sophisticated. These may contain defects that are difficult to detect and correct. If our products fail to operate correctly or have errors, there could be warranty claims or we could lose customers. Correcting these defects could require significant capital investment. If a defective product is integrated into our customer’s equipment, we could face product liability claims based on damages to the customer’s equipment. Any claims, errors or failures could have a negative effect on our operating results and business. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

4.2.6       Product integration and program management risk

Our business could be negatively affected if our products do not successfully integrate or operate with other sophisticated software, hardware, computing and communications systems that are also continually evolving. If we experience difficulties on a project or do not meet project milestones, we may have to devote more engineering and other resources than originally anticipated. While we believe we have recorded adequate provisions for risks of losses on fixed-price contracts, it is possible that fixed-price and long-term supply contracts could subject us to additional losses that exceed obligations under the terms of the contracts.

4.2.7       Protection of our intellectual property

We rely, in part, on trade secrets, copyrights and contractual restrictions, such as confidentiality agreements, patents and licences to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries. Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

4.2.8       Third-party intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licences on terms that are commercially acceptable, if at all.

The markets in which we operate are subject to extensive patenting by third parties. Our ability to modify existing products or to develop new products may be constrained by third-party patents such that we incur incremental costs to licence the use of the patent or design around the claims made therein.

4.2.9       Key personnel

Our continued success will depend in part on our ability to retain and attract key personnel with the relevant skills, expertise and experience. Our compensation policy is designed to mitigate this risk. We also have succession plans in place to help identify and develop an internal pipeline of leadership talent pertaining to both the technical and general management domains.

4.2.10     Environmental liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

4.2.11     Liability claims arising from casualty losses

Because of the nature of our business, we may be subject to liability claims, including claims for serious personal injury or death, arising from:

•          Accidents or disasters involving training equipment that we have sold or aircraft for which we have provided training equipment or services;

•          Our pilot provisioning;

•          Our live flight training operations.

We may also be subject to product liability claims relating to equipment and services that our discontinued operations sold in the past. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims, though to date our insurance coverage has been adequate to meet any claim.

4.2.12     Integration of acquired businesses

The success of our acquisitions depends on our ability to crystallize synergies both in terms of successfully marketing our broadened product offering as well as efficiently consolidating the operations of the acquired businesses into our existing operations.

4.2.13     Our ability to penetrate new markets

We are leveraging our knowledge, experience and best practices in simulation-based aviation training and optimization to penetrate the simulation-based training market in healthcare.

As we operate in this market, unforeseen difficulties and expenditures could arise, which may have an adverse effect on our operations, profitability and reputation. Penetrating a new market is inherently more difficult than managing within our already established markets.

4.2.14     Length of sales cycle

The sales cycle for our products and services can be long and unpredictable, ranging from 6 to 18 months for civil aviation applications and from 6 to 24 months or longer for defence and security applications. During the time when customers are evaluating our products and services, we may incur expenses and management time. Making these expenditures in a period that has no corresponding revenue will affect our operating results and could increase the volatility of our share price. We may pre-build certain products in anticipation of orders to come and to facilitate a faster delivery schedule to gain competitive advantage; if orders for those products do not materialize when expected, we have to carry the pre-built product in inventory for a period of time until a sale is realized.

Government procurement policies often allow unsuccessful bidders to protest a contract award. The protest of a contract awarded to CAE may result in the cancellation of our award, extend the period before which we can start recognizing revenue or cause us to incur material legal fees.

4.2.15     Returns to shareholders

Payment of dividends, the repurchase of shares under our NCIB and other cash or capital returns to our shareholders depend on various factors, including our operating cash flows, sources of capital, the satisfaction of solvency tests and other financial requirements, our operations and financial results, as well as CAE’s dividend and other policies which may be reviewed from time to time.

4.2.16     Information technology systems

We depend on information technology infrastructure and systems, hosted internally or outsourced, to process, transmit and store electronic data and financial information, to manage business operations and to comply with regulatory, legal, national security, contractual and tax requirements. These information technology networks and systems are essential to our ability to perform day-to-day operations and to the effective operation of our business. In addition, our business requires the appropriate and secure utilization of sensitive and confidential information belonging to third parties such as aircraft OEMs and national defence forces. If the systems do not operate as expected or when expected, this may have a negative effect on our operations, reporting capabilities, profitability and reputation. A series of governance processes are in place to mitigate this risk.

We may, from time to time, replace or update our information technology networks and systems. The implementation of, and transition to, new networks and systems can temporarily disrupt our business activities and result in productivity disruptions.

4.2.17     Reliance on third-party providers for information technology systems and infrastructure management

We have outsourced certain information technology systems maintenance and support services and infrastructure management functions, to third-party service providers. If these service providers are disrupted or do not perform effectively, it may have a material adverse impact on our operations and/or we may not be able to achieve the expected cost savings and may have to incur additional costs to correct errors made by such service providers. Depending on the function involved, such errors may also lead to business disruption, processing inefficiencies and/or security vulnerability.

4.2.18     Cybersecurity

We may experience cybersecurity threats to our information technology infrastructure and systems, and unauthorized attempts to gain access to our proprietary or sensitive information, as may our customers, suppliers, subcontractors and joint venture partners. We may experience similar security threats at customer sites that we operate or manage. We must rely on our own safeguards as well as the safeguards put in place by our partners to mitigate the threats. Our partners have varying levels of cybersecurity expertise and safeguards, and their relationships with government contractors, such as CAE, may increase the likelihood that they are targeted by the same cyber threats we face.

An information technology system failure or non-availability, cyber-attack or breach of systems security could disrupt our operations, cause the loss of, corruption of, or unauthorized access to business information and data, compromise confidential or classified information or expose us to regulatory investigation, litigation or contractual penalties. Our customers or governmental authorities may question the adequacy of our threat mitigation and detection processes and procedures and this could have a negative impact on existing business or future opportunities. Furthermore, given the highly evolving nature of cyber or other security threats or disruptions and their increased frequency, the impact of any future incident cannot be easily predicted or mitigated, and the costs related to such threats or disruptions may not be fully insured or indemnified by other means. We have implemented security controls, policy enforcement mechanisms, management oversight and monitoring systems in order to prevent, detect and address potential threats. Any prior cyber-attacks directed at us have not had a material impact on our financial results and we believe our threat detection and mitigation processes and procedures are adequate.

4.3           Risks relating to the market

4.3.1       Foreign exchange

Our operations are global with approximately 90% of our revenue generated from worldwide exports and international activities generally denominated in foreign currencies, mainly the U.S. dollar, the Euro and the British pound. Our revenue is generated approximately one-third in each of the U.S, Europe and the rest of the world.

A significant portion of the revenue generated in Canada is in foreign currencies, while a large portion of our operating costs is in Canadian dollars. When the Canadian dollar increases in value, it negatively affects our foreign currency-denominated revenue and hence our financial results. We continue to hold a portfolio of currency hedging positions intended to mitigate the risk to a portion of future revenues presented by the volatility of the Canadian dollar versus foreign currencies. The hedges are intended to cover a portion of the revenue in order to allow the unhedged portion to match the foreign cost component of the contract. It is not possible to completely offset the effects of changing foreign currency values, which leaves some residual exposure that may impact our financial results. This residual exposure may be higher when currencies experience significant short term volatility. When the Canadian dollar decreases in value, it negatively affects our foreign currency-denominated costs. In order to minimize the impact foreign exchange market fluctuations may have, we also hedge some of the foreign currency costs incurred in our manufacturing process.

Business conducted through our foreign operations are substantially based in local currencies. A natural hedge exists by virtue of revenues and operating expenses being in like currencies. However, changes in the value of foreign currencies relative to the Canadian dollar creates unhedged currency translation exposure since results are consolidated in Canadian dollars for financial reporting purposes. Appreciation of foreign currencies against the Canadian dollar would have a positive translation impact and a devaluation of foreign currencies against the Canadian dollar would have the opposite effect.

4.3.2       Availability of capital

We have various debt facilities with maturities ranging between April 2016 and October 2036. For instance, the current maturity date of our revolving unsecured term credit facilities is October 2018.

We cannot determine at this time whether these facilities will be refinanced at the same cost, for the same durations and on similar terms as were previously available.

4.3.3       Pension plans

Pension funding is based on actuarial estimates and is subject to limitations under applicable income tax and other regulations. Actuarial estimates prepared during the year were based on, amongst others, assumptions about discount rates, future salary increases and mortality rates. The actuarial funding valuation reports determine the amount of cash contributions that we are required to make into the registered retirement plans. Our latest pension funding reports show the pension plans to be in a solvency deficit position. Therefore, we are required to make cash contributions to fund the deficit. If this reduced level of pension fund assets persists to the date of the next funding valuations, we will be required to increase our cash funding contributions, reducing the availability of funds for other corporate purposes.

4.3.4       Doing business in foreign countries

We have operations in over 35 countries including our joint venture operations and sell our products and services to customers around the world. Sales to customers outside Canada made up approximately 90% of revenue in fiscal 2016. We expect sales outside Canada to continue to represent a significant portion of revenue in the foreseeable future. As a result, we are subject to the risks of doing business internationally, including geopolitical instability.

These are the main risks we are facing:

-         Change in laws and regulations;

-         Tariffs, embargoes, controls sanctions and other restrictions;

-         General changes in economic and geopolitical conditions;

-         Complexity and corruption risks of using foreign representatives and consultants.

Sales to foreign customers are subject to Canadian and foreign laws and regulations, including, without limitation, the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act (United States) and other anti-corruption laws. While we have stringent policies in place to comply with such laws, failure by CAE, our employees, foreign representatives and consultants or others working on our behalf to comply with it could result in administrative, civil, or criminal liabilities, including suspension, debarment from bidding for or performing government contracts, which could have a material adverse effect on us. We frequently team with international subcontractors and suppliers who are also exposed to similar risks.

4.3.5       Political instability

Political instability in certain regions of the world may be prolonged and unpredictable. A prolongation of political instability could lead to delays or cancellation of orders, deliveries or projects in which we have invested significant resources, particularly when the customers are state-owned or state-controlled entities. The imposition of economic sanctions on persons and companies conducting business in the Russian Federation and the depreciation of the Russian Federation currency have not significantly impacted our operations to date but should this situation continue for a prolonged period there may be a negative impact on our Civil Aviation Training Solutions revenue. This and other geo-political risks will change over time and CAE must respect any applicable sanctions and controls applied in the countries in which we carry on business. It is possible that in the markets we serve, unanticipated political instability could impact our operating results and financial position.

4.3.6       Income tax laws

A substantial portion of our business is conducted in foreign countries and is thereby subject to numerous countries’ tax laws and fiscal policies. A change in applicable tax laws, treaties or regulations or their interpretation, including any new action to address Base Erosion and Profit Shifting (BEPS) released by the Organization for Economic Co-Operation and Development (OECD), could result in a higher effective tax rate on our earnings which could significantly impact our financial results.

5.               DIVIDENDS AND DISTRIBUTIONS

5.1          Dividends

We paid a dividend of $0.07 per share in the first quarter and $0.075 per share in the second, third and fourth quarter of fiscal 2016. These dividends were eligible under the Income Tax Act (Canada) and its provincial equivalents.

Our Board of Directors has the discretion to set the amount and timing of any dividend. The Board reviews the dividend policy once a year based on the cash requirements of our operating activities, liquidity requirements and projected financial position. We expect to declare dividends of approximately $80.9 million in fiscal 2017 based on our current dividend policy and the number of common shares outstanding as at March 31, 2016.

CAE’s Dividend Reinvestment Plan provides that Canadian resident shareholders can elect to receive Common Share dividends in lieu of cash dividends. During fiscal 2014, 2015 and 2016, CAE issued 1,403,418, 1,817,917 and 1,589,080 common shares, respectively, as stock dividends.

5.2          Repurchase and cancellation of shares

On February 19, 2016, we announced that we received approval from the Toronto Stock Exchange (TSX) to purchase, by way of a normal course issuer bid (NCIB), up to 5,398,643 of our common shares, representing 2% of our 269,932,164 issued and outstanding common shares as of February 12, 2016. The NCIB began on February 23, 2016 and will end on February 22, 2017 or on such earlier date when we complete our purchases or elect to terminate the NCIB. These purchases are made on the open market plus brokerage fees through the facilities of the TSX and/or alternative trading systems at the prevailing market price at the time of the transaction, in accordance with TSX’s applicable policies. All common shares purchased pursuant to the NCIB were cancelled.

As at March 31, 2016, we repurchased and cancelled a total of 515,200 common shares, at a weighted average price of $15.01 per common share, for a total consideration of $7.7 million. The excess of the shares’ repurchase value over their carrying amount of $6.6 million was charged to retained earnings as share repurchase premiums.

6.               DESCRIPTION OF CAPITAL STRUCTURE

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

Each common share entitles the holder thereof to dividends if, as and when declared by our Directors, to one vote at all meetings of holders of common shares and to participate, pro rata, with the holders of common shares, in any distribution of our assets upon liquidation, dissolution or winding-up, subject to the prior rights of holders of shares ranking in priority to common shares.

As at the close of business on March 31, 2016 and May 31, 2016 respectively, 269,634,816 and 269,095,365 common shares were issued and outstanding. There are no preferred shares issued and outstanding.

7.             MARKET FOR SECURITIES

The outstanding common shares of CAE are listed and posted for trading on The Toronto Stock Exchange and on the New York Stock Exchange under the symbol CAE.

7.1          Trading Price and Volume

CAE Inc. TSX Share Price Information - FY2016
Month	Min.	Max.	Total Volume
April-15	14.53	15.60	9,023,463
May-15	14.52	15.42	8,586,054
June-15	14.61	15.47	7,202,396
July-15	13.92	15.08	7,761,620
August-15	13.26	15.52	6,874,534
September-15	13.61	14.53	7,795,517
October-15	13.93	15.28	6,279,401
November-15	14.14	15.47	7,153,474
December-15	14.79	15.72	6,700,222
January-16	14.09	15.67	12,864,537
February-16	13.04	15.01	17,694,540
March-16	14.77	15.24	14,786,973
NYSE Share Price Information - FY2016
Month	Min. (USD)	Max. (USD)	Total Volume
April-15	11.66	12.96	599,412
May-15	11.93	12.85	613,578
June-15	11.76	12.55	1,038,543
July-15	10.71	12.03	694,723
August-15	10.06	11.84	711,208
September-15	10.14	11.01	538,382
October-15	10.56	11.59	645,998
November-15	10.60	11.80	1,062,907
December-15	10.76	11.54	787,216
January-16	9.89	11.18	857,378
February-16	9.34	11.10	3,229,634
March-16	10.99	11.71	1,458,925

8.               DIRECTORS AND OFFICERS

The Directors of CAE are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders or until their successors are elected or appointed. The names and municipalities of residence of the Directors and Officers of CAE as of the date hereof, the positions and offices held by them in CAE, their respective principal occupations for the last five years, and the year in which they became a Director are set forth below.

More information concerning CAE’s Directors may be found in the Management Proxy Circular dated June 15, 2016, in connection with our Annual Meeting of Shareholders to be held on August 10, 2016.

In addition to fulfilling all statutory requirements, the Board of Directors oversees and reviews: (i) the strategic and operating plans and financial budgets and the performance against these objectives; (ii) the principal risks and the adequacy of the systems and procedures to manage these risks; (iii) the compensation and benefit policies; (iv) management development and succession planning; (v) business development initiatives; (vi) the communications policies and activities, including shareholder communications; (vii) the integrity of internal controls and management information systems; (viii) the monitoring of the corporate governance system; and (ix) the performance of the President and Chief Executive Officer.

The Committees of the Board of Directors are the Audit Committee, the Governance Committee and the Human Resources Committee.

8.1             Name and Occupation

DIRECTORS

Name and Municipality of Residence and Year First Became a Director	Principal Occupation
BRIAN E. BARENTS Andover, Kansas, USA (2005)

Mr. Barents is a Director of several companies. A former Air National Guard Brigadier General and still an active pilot, Mr. Barents was the President, CEO and co‑founder of Galaxy Aerospace Company, LP from 1997 to 2001 and before that President and CEO of Learjet, Inc. from 1989 to 1996. He is a past Chairman of the General Aviation Manufacturers Association. He currently serves on the boards of Kaman Corporation, Aerion Corporation and The NORDAM Group.

Mr. Barents is a member of both the Human Resources Committee and the Governance Committee.

MARGARET S. (PEG) BILLSON Irving, Texas, USA (Elected August 12th, 2015)

Ms. Billson is the President & CEO of BBA Aviation Aftermarket Services, a division of BBA Aviation plc. Ms. Billson is a veteran aviation business leader with over 30 years of experience leading technology rich companies, including serving as the President & General Manager of the Airplane Division of Eclipse Aviation and as the Vice-President & General Manager of Airframe Systems at Honeywell International Inc. Ms. Billson has a Master’s degree in Engineering-Aerospace and, in recognition of her industry accomplishments, has been inducted into Embry Riddle Aeronautical University Hall of Fame. Ms. Billson is also an instrument-rated pilot.

Ms. Billson is a member of the Audit Committee.

HON. MICHAEL M. FORTIER, PC Town of Mount Royal, Quebec, Canada (2010)

Mr.  Fortier joined RBC Capital Markets (RBCCM) as a Vice-Chairman in 2010. Prior to joining RBCCM, Mr. Fortier was a partner of Ogilvy Renault LLP (now Norton Rose Fulbright Canada LLP) and a Senior Advisor to Morgan Stanley in Canada.

Between 2006 and 2008, Mr. Fortier held various positions in the Government of Canada, as Minister of Public Works and Government Services, Minister of International Trade and Minister responsible for Greater Montréal.  Prior to that, Mr. Fortier was active in the investment banking industry, first as a Managing Director with Credit Suisse First Boston (1999 - 2004) and then as a Managing Director with TD Securities (2004 - 2006).

Mr. Fortier also practiced law with Ogilvy Renault LLP (1985 - 1999) in the areas of corporate finance and mergers and acquisitions. He was based in London, England for several years during this period.

Mr. Fortier is a member of the Governance Committee.

PAUL GAGNÉ, CPA, CA Senneville, Quebec, Canada (2005)

Mr.  Gagné is a Director of various public and private companies. Mr. Gagné is the Chairman of Wajax Corporation, serves on the Audit and Organization and Compensation Committees of the board of Textron Inc., as well as the Audit, Human Resources and Environment, Health & Safety Committees of Norbord Inc. Mr. Gagné worked with Avenor Inc. (1976 - 1997), last serving as its Chief Executive Officer. In 1998, he joined Kruger Inc., where he served as Consultant in Corporate Strategic Planning (1998 – 2002). Mr. Gagné is a Chartered Professional Accountant.

Mr. Gagné is Chairman of the Human Resources Committee and is a member of the Audit Committee.

JAMES F. HANKINSON, CPA, CA Toronto, Ontario, Canada (1995)

Mr. Hankinson is a corporate Director. He was the President and Chief Executive Officer of Ontario Power Generation Inc. from 2005 until his retirement in 2009. He has broad management experience in energy, transportation, resource and manufacturing-based businesses. Mr. Hankinson was previously a Director of ENMAX Corporation, a private company, from 2010 to May 2016. He served as President and Chief Executive Officer of New Brunswick Power Corporation (1996 - 2002). In 1973, he joined Canadian Pacific Limited and served as President and Chief Operating Officer (1990 - 1995). Mr. Hankinson is a Chartered Professional Accountant.

Mr. Hankinson is the chairman of the board.

ALAN N. MACGIBBON, CPA, CA Oakville, Ontario (2015)

Mr. MacGibbon has been non executive Vice Chair of the law firm Osler, Hoskin & Harcourt LLP since July 2014 and a director of Toronto Dominion Bank since April 2014. He was Global Managing Director, Quality, Strategy and Communications of Deloitte Touche Tohmatsu Limited (2011 - 2013), and was also Senior Counsel to Deloitte LLP (Canada) (2012 - 2013), and the Managing Partner and Chief Executive of Deloitte LLP (Canada) prior to June 2012. Mr. MacGibbon holds an undergraduate degree in business administration and an honorary doctorate degree from the University of New Brunswick. Mr. MacGibbon is a Chartered Professional Accountant, a Chartered Accountant and a Fellow of the Chartered Professional Accountants of Ontario.

Mr. MacGibbon is a member of the Audit Committee.

HON. JOHN P. MANLEY, P.C., O.C. Ottawa, Ontario, Canada (2008)

Mr. Manley is President and Chief Executive Officer of the Business Council of Canada (not-for-profit) and Chairman of Canadian Imperial Bank of Commerce. From 2004 to 2009, he served as Counsel to McCarthy Tétrault LLP, a national law firm. Prior to that, Mr. Manley had a 16-year career in politics, serving as Deputy Prime Minister of Canada and Minister in the portfolios of Industry, Foreign Affairs and Finance. Mr. Manley obtained a Bachelor of Arts from Carleton University and a Juris Doctorate from the University of Ottawa, is a certified Chartered Director from McMaster University and holds honorary doctorates from five Canadian universities.

Mr. Manley chairs the Governance Committee and is a member of the Human Resources Committee.

MARC PARENT Lorraine, Quebec, Canada (2008)

Mr. Parent has been the President and CEO of CAE Inc. since October 2009. He joined the Company in February 2005 as Group President, Simulation Products, was appointed Group President, Simulation Products and Military Training & Services in May 2006, and then Executive Vice President and Chief Operating Officer in November 2008. Mr. Parent has over 30 years of experience in the aerospace industry. Before joining CAE, Mr. Parent held various positions with Canadair and within Bombardier Aerospace in Canada and the U.S. Mr. Parent is past Chairman of the Board of Directors of the Aerospace Industries Association of Canada (AIAC) and of Aéro Montréal (Québec’s aerospace cluster). Mr. Parent graduated as an engineer from École Polytechnique, is a graduate of the Harvard Business School Advanced Management Program and holds an honourary doctorate from École Polytechnique. Mr. Parent is an active pilot holding a Transport Canada Airline Transport Pilot license.

GENERAL PETER J. SCHOOMAKER, USA (RET.) Tampa, Florida, USA (2009)

General Schoomaker is a consultant on defence matters. He is a former four-star U.S. Army general who was recalled from retirement to active duty as the 35th Chief of Staff, Army and member of the U.S. Joint Chiefs of Staff (2003 - 2007). Prior to his first retirement, he served as Commander‑in‑Chief, U.S. Special Operations Command (1997 - 2000). He was the owner/President of Quiet Pros, Inc. (defence consulting) (2000 - 2003). General Schoomaker spent over 35 years in a variety of command and staff assignments with both conventional and special operations forces. General Schoomaker is a Director of several  private and non-profit companies, the Special Operations Warrior Foundation and was a Director of CAE USA Inc. (2007 - 2009).

General Schoomaker is a member of the Human Resources Committee and the Governance Committee.

ANDREW J. STEVENS Gloucestershire, UK (2013)

Mr. Stevens is a corporate Director based in the U.K who has operating experience globally in the aerospace and defence sector.  Beginning with the Dowty Group, a leading British manufacturer of aircraft equipment (1976 - 1994), Bowthorpe plc (1994 - 1996), Messier-Dowty as Managing Director then Chief Operating Officer (1996 - 2000), Rolls-Royce, where he served as Managing Director Defence Aerospace (2001 - 2003), and Cobham plc as a Board member where he served variously as Group Managing Director, Aerospace Systems, Chief Operating Officer and Chief Executive Officer (2003 - 2012).

Mr. Stevens is a member of the Human Resources Committee and the Audit Committee.

KATHARINE B. STEVENSON Toronto, Ontario, Canada (2007)

Ms. Stevenson is a corporate Director who has served on a variety of corporate boards in Canada and the United States. She was formerly the global Treasurer of Nortel Networks Corporation.  Prior to joining Nortel Networks Corporation, she held progressively senior finance roles in investment and corporate banking at J.P. Morgan & Company, Inc. Ms. Stevenson serves as Director on the board of Canadian Imperial Bank of Commerce and chairs its Corporate Governance Committee. She is also a Director of Open Text Corporation and a member of its Audit Committee.

Ms. Stevenson holds a Bachelor of Arts degree (Magna Cum Laude) from Harvard University and has the professional designation ICD.D granted by the Institute of Corporate Directors (ICD).

Ms. Stevenson chairs the Audit Committee.

OFFICERS

Name and Municipality of Residence and Office held with CAE	Principal Occupation
NICK LEONTIDIS Ile-Bizard, Quebec, Canada

Group President, Civil Aviation Training Solutions; previously Executive Vice-President, Strategy and Business Development (2009 to 2013), Executive Vice President Sales, Marketing and Business Development - Civil Training and Services (2005-2009).

GENNARO (GENE) A. COLABATISTTO Baie d’Urfé, Quebec, Canada

Group President, Defence and Security, with CAE since 2012; formerly Senior Vice President, Program Development for the Intelligence, Surveillance and Reconnaissance Group at Science Applications International Corporation (2008-2012) and before that President of Olive Group North America.

SONYA BRANCO, CPA, CA Montreal, Quebec, Canada

Vice President, Finance and Chief Financial Officer since May 2016, with CAE since 2008; formerly Vice President, Finance and Corporate Controller, and Director Planning and Forecasting. Ms. Branco is a Chartered Professional Accountant.

MARK HOUNSELL Town of Mount Royal, Quebec, Canada	General Counsel, Chief Compliance Officer and Corporate Secretary, with CAE since February 2016; formerly Chief Legal Officer and Corporate Secretary of Aimia Inc. (2008-2016).
CONSTANTINO MALATESTA, CPA, CA Laval, Quebec, Canada

Vice President and Corporate Controller since May 2016, with CAE since 2006; formerly Director Finance, CAE Oxford Aviation Academy (2014-2016), and Director Finance and Assistant Corporate Controller (2011-2014).   Mr. Malatesta is a Chartered Professional Accountant and U.S. Certified Public Accountant.

MARIO PIZZOLONGO, CPA, CA Blainville, Quebec, Canada	Treasurer, with CAE since January 2016; formerly Vice President, Finance and Treasurer of Future Electronics Inc. (2010-2016). Mr. Pizzolongo is a Chartered Professional Accountant.

All Directors and officers as a group (17 persons) owned beneficially or exercised control or direction over 354,518 Common Shares representing 0.13% of the class as at June 15, 2016.

8.2          Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of the Directors of CAE is, or within ten years prior hereto has been, subject to a cease trade or similar order except as set out below.

On May 3, 2012, while Mr. Barents was a Director thereof, Hawker Beechcraft Corporation filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code; that company exited Chapter 11 in February 2013 after which Mr. Barents left the Hawker Beechcraft Board of Directors.

Mr. Manley was a Director of Nortel Networks Corporation (“Nortel”) and Nortel Networks Limited (“NNL”) when Nortel and NNL were granted creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”) on January 14, 2009, and under other similar bankruptcy legislation in the U.S. and other jurisdictions.

Mr. Gagné resigned as Director of Gemofor Inc., a privately held manufacturer of sawmill equipment, in November 2006. Within a year of his resignation Gemofor Inc. filed for bankruptcy. In addition, Mr. Gagné was a Director of Fraser Papers Inc. (“Fraser”) from April 2004 through February 2011. In June 2009, Fraser initiated a court-supervised restructuring under the CCAA, and under other similar bankruptcy legislation in the U.S. As part of its restructuring, Fraser sold all of its productive assets and distributed the proceeds from the sale of those assets pursuant to a Consolidated Plan of Compromise and Arrangement which was approved by the courts in February 2011. Fraser’s common shares were suspended from trading on the TSX on June 23, 2009.  On March 10, 2011, the Ontario Securities Commission issued a cease trade order against Fraser.

9.               TRANSFER AGENTS AND REGISTRARS

CAE only has common shares issued. CAE’s transfer agent is Computershare Trust Company of Canada located at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1.

10.             AUDIT COMMITTEE

10.1           Mandate

The mandate of CAE’s Audit Committee is as set out in Schedule B hereto.

10.2           Membership

The members of CAE’s Board of Directors’ Audit Committee are:

-       Ms. Katharine B. Stevenson (Chair)

-       Mr. Paul Gagné

-       Mr. Alan N. MacGibbon

-       Mr. Andrew J. Stevens

-       Ms. Margaret S. (Peg) Billson

Each of these members is independent and financially literate.

Ms. Stevenson has extensive financial and accounting experience, including from her services as Treasurer of Nortel Networks Corporation, as Vice President, Corporate Finance with J.P. Morgan Chase & Co., a global financial services firm based primarily in New York, and as former chair of the Audit Committee of OSI Pharmaceuticals, Inc. She also serves on the Audit Committee of Open Text Corporation and the Risk Management Committee of Canadian Imperial Bank of Commerce.

Mr. Gagné is a Chartered Professional Accountant. In addition to his current activities set out in the Directors’ table above, he also serves on the Audit Committees of the Boards of Directors of Norbord Inc. and Textron Inc. and previously chaired the Audit Committees of CAE, Textron Inc., Inmet Mining Corporation and Fraser Papers Inc.

Mr. MacGibbon was formerly the Managing Partner and Chief Executive of Deloitte LLP (Canada), a member of Deloitte’s Board of Directors, and a member of the Executive and Board of Directors of Deloitte Touche Tohmatsu Limited. Mr. MacGibbon is a chartered professional accountant and a Fellow of the Ontario Institute of Chartered Professional Accountants.

Mr. Stevens and Ms. Billson have extensive managerial experience within the aerospace sector. This managerial experience, set out in the Directors’ table above, has provided Mr. Stevens and Ms. Billson with significant insight into financial issues encountered by companies conducting business within the aerospace sector.

11.          APPROVAL OF SERVICES

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of CAE’s independent auditor. The Audit Committee must pre-approve any audit and non-audit services performed by PricewaterhouseCoopers LLP (“PwC”), CAE’s auditor, or such services must be entered into pursuant to the policies and procedures established by the Committee. Pursuant to such policies the Audit Committee annually authorizes CAE and our affiliates to engage the auditor for specified permitted tax, financial advisory and other audit-related services up to specified fee levels. The Audit Committee has considered and concluded that the provision of these services by PwC is compatible with maintaining PwC’s independence. The Audit Committee’s policy also identifies prohibited services that PwC is not to provide to CAE.

PwC has advised that they are independent with respect to CAE within the meaning of the Code of Ethics of the “Ordre des comptables professionnels agréés du Québec”.

The following chart shows all fees paid to PwC by CAE and our subsidiaries in the most recent and prior fiscal year for the various categories of services (generic description only).

FEE TYPE	2016	2015
	($ MILLIONS)
1. Audit services	3.8	3.6
2. Audit-related services	0.6	0.6
3. Tax services	0.9	0.7
Total	5.3	4.9

Audit fees are comprised of fees billed for professional services for the audit of CAE’s annual financial statements    and services that are normally provided by PwC in connection with statutory and regulatory filings, including the audit of the internal controls over financial reporting as required by the Sarbanes-Oxley legislation.

Audit-related fees are comprised of fees relating to work performed in connection with CAE’s acquisitions, translation and other miscellaneous accounting-related services.

Tax fees are related to tax compliance support.

12.          ADDITIONAL INFORMATION

Additional information, including Directors' and Officers' remuneration and indebtedness, principal holders of CAE's securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Management Proxy Circular dated June 15, 2016, in connection with CAE's Annual Meeting of Shareholders to be held on August 10, 2016. Additional financial information, including comparative consolidated audited financial statements and MD&A, are provided in CAE’s Annual Report to the shareholders for the financial year ended March 31, 2016. A copy of such documents may be obtained from the Vice President, Public Affairs and Global Communications or the Secretary of CAE upon request, or are available online at www.sedar.com, as well as CAE’s website at www.cae.com.

In addition, CAE will provide to any person or company, upon request to the Vice President, Public Affairs and Global Communications or the Secretary of CAE, the documents specified below:

(a)   When the securities of CAE are in the course of a distribution under a preliminary short form prospectus or a short form prospectus:

(i)       one copy of CAE’s annual information form together with one copy of any document, or the pertinent pages of any document, incorporated by reference in such annual information form;

(ii)      one copy of CAE’s comparative financial statements for our most recently completed financial year together with the accompanying report of the auditors and one copy of CAE’s most recent interim financial statements for any period after the end of our most recently completed financial year;

(iii)     one copy of the information circular in respect of our most recent annual meeting of shareholders that involved the election of Directors; and

(iv)     one copy of any other documents which are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

(b)   At any other time, one copy of any other document referred to in clauses (i), (ii) and (iii) of paragraph (a) above, provided that CAE may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of CAE.

GLOSSARY

For the purposes of this Annual Information Form, the following terms have the meanings set out below:

“AIF” means the Annual Information Form

“Annual Report” means the Annual Report to Shareholders for the year ended March 31, 2015

“C4ISR” means Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance

“CBCA” means the Canada Business Corporations Act

“CCAA” means the Companies’ Creditors Arrangement Act

“CE/CDB” means CAE’s Common Environment/Common Data Base

“COMAC” means Commercial Aircraft Corporation of China, Ltd

“Company” or “CAE” means CAE Inc.

“Consolidated Financial Statements” means the Consolidated Financial Statements for the year ended March 31, 2016 and the notes thereto

“FFS” means full-flight simulators

“FTO” means a flight training organization

“FY2014” means fiscal 2014

“FY2015” means fiscal 2015

“FY2016” means fiscal 2016

“ICAO” means the International Civil Aviation Organization

“MD&A” means CAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

“MPL” means the CAE Multi-crew Pilot License

“OEM” means the original equipment manufacturer

“PwC” means PricewaterhouseCoopers LLP

“RAAF” means the Royal Australian Air Force

“RPK” means revenue passenger kilometers

“SADI” means Canada’s Strategic Aerospace and Defence Initiative

“UAS” means unmanned aerial systems

SCHEDULE A – SUBSIDIARIES AND OTHER INVESTMENTS

Set forth below are the names of all the direct and indirect subsidiaries and other investments of CAE as at March 31, 2016. Please note that all entities are wholly owned, except as mentioned.

Name of Subsidiary or other investment	Jurisdiction of Incorporation
Canada
7320701 Canada Inc.	Canada
8218765 Canada Inc.	Canada
9595058 Canada Inc.	Canada
CAE Healthcare Canada Inc. .	Canada
CAE International Holdings Limited	Canada
CAE Machinery Ltd.	British Columbia
CAE Military Aviation Training Inc.	Canada
CAE Mining Equipment Canada Inc.	Canada
CAE Operational Training Services Inc.	Canada
CAE Railway Ltd.	Canada
CAE Services (Canada) Inc.	Canada
CAE Simulator Services Inc.	Québec
CAE Wood Products G.P. [1]	Québec
Flight Simulator-Capital L.P. [2]	Quebec
Flight Simulator Capital Management Inc.	Quebec
Presagis Canada Inc.	Canada
United States
Advanced Medical Technologies, LLC.	Washington
CAE (US) Inc.	Delaware
CAE (US) LLC	Delaware
CAE Civil Aviation Training Solutions Inc.	Florida
CAE Delaware Buyco Inc.	Delaware
CAE Flight Solutions USA Inc.	Delaware
CAE Healthcare, Inc.	Delaware
CAE Integrated Enterprise Solutions USA Inc.	Delaware
CAE North East T.raining Inc.	Delaware
CAE Oxford Aviation Academy Pheonix Inc.	Arizona
CAE SimuFlite Inc.	Delaware
CAE USA Inc.	Delaware
Embraer CAE Training Services, LLC. (49%)	Delaware
Engenuity Holdings (USA) Inc.	Delaware
KVDB Flight Training Services, Inc. (49%)	Arizona
Oxford Airline Training Center Inc.	Arizona
Parc U.S. Inc.	Delaware
Presagis USA Inc.	California
Rotorsim USA LLC. (50%)	Delaware
Europe
ARGE Rheinmetall Defence Electronics Gmbh/CAE Elektronik GmbH (50%) [3]	Germany
Aviation Personnel Support Services Limited	Ireland
Aviation Training Northeast Asia B.V. (50%)	Netherlands
CAE Aircrew Training Services plc (78%)	United Kingdom
CAE Aviation Training B.V. ..	Netherlands
CAE Beyss Grundstücksgesellschaft GmbH	Germany
CAE Center Amsterdam B.V.	Netherlands
CAE Center Brussels N.V.	Belgium

CAE Centre Copenhagen A/S	Denmark
CAE Centre Oslo AS	Norway
CAE Centre Stockholm AB	Sweden
CAE Elektronik GmbH	Germany
CAE Engineering Korlátolt Felelősségű Társaság	Hungary
CAE Euroco S.à.r.l.	Luxembourg
CAE Global Academy Évora, SA.	Portugal
CAE Healthcare GmbH	Germany
CAE Healthcare KFT	Hungary
CAE Holdings BV	Netherlands
CAE Holdings Limited	United Kingdom
CAE International Capital Management Hungary LLC.	Hungary
CAE Investments S.àr.l.	Luxembourg
CAE Luxembourg Acquisition S.àr.l.	Luxembourg
CAE Luxembourg Financing S.àr.l.	Luxembourg
CAE Management Luxembourg S.àr.l.	Luxembourg
CAE Oxford Aviation Academy Amsterdam B.V.	Netherlands
CAE Parc Aviation Jersey Limited	Jersey
CAE Services GmbH	Germany
CAE Services Italia, S.r.l.	Italy
CAE Servicios Globales de Instrucción de Vuelo (España) S.L	Spain
CAE STS Limited	United Kingdom
CAE Training & Services Brussels NV	Belgium
CAE Training & Services UK Ltd.	United Kingdom
CAE Training Aircraft B.V.	Netherlands
CAE Training Norway AS	Norway
CAE (UK) plc	United Kingdom
CAE Verwaltungsgesellschaft mbH	Germany
CVS Leasing Limited (13.39%)	United Kingdom
Embraer CAE Training Services (UK) Limited (49%)	United Kingdom
Eurofighter Simulation Systems GmbH (12%)	Germany
Flight Training Alliance GmbH (50%)	Germany
GCAT Flight Academy Malta Limited	Malta
Helicopter Training Media International GmbH (50%)	Germany
HFTS Helicopter Flight Training Services GmbH (25%)	Germany
Oxford Aviation Academy (Oxford) Limited	United Kingdom
Oxford Aviation Academy Europe AB	Sweden
Oxford Aviation Academy European Holdings AB	Sweden
Oxford Aviation Academy Finance Limited	Ireland
Oxford Aviation Academy Ireland Holdings Limited	Ireland
Oxford Aviation Academy Latvia SIA	Latvia
Oxford Aviation Academy Norway Holdings AS	Norway
Parc Aviation (UK) Limited	United Kingdom
Parc Aviation Engineering Services Limited	Ireland
Parc Aviation International Limited	Ireland
Parc Aviation Limited	Ireland
Parc Aviation Services Limited	Isle of Man
Parc Interim Limited	Ireland
Parc Selection Limited	Isle of Man
Presagis Europe (S.A.)	France
Rotorsim s.r.l. (50%)	Italy
Servicios de Instrucción de Vuelo, S.L. (80%)	Spain
Simubel N.V. (a CAE Aviation Training Company)	Belgium
SIV Ops Training, S.L. (80%)	Spain
Other
Asian Aviation Centre of Excellence (Singapore) Pte Ltd.(50%)	Singapore
Asian Aviation Centre of Excellence Sdn. Bhd. (50%)	Malaysia

CAE Aircraft Maintenance Pty Ltd. (50%)	Australia
CAE Australia Pty Lt.d.	Australia
CAE Aviation Services Pte Ltd.	Singapore
CAE Aviation Training Chile Limitada [4]	Chile
CAE Aviation Training International Ltd.	Mauritius
CAE Aviation Training Peru S.A.	Peru
CAE Brunei Multi-Purpose Training Center SDN BHD (60%	Brunei
CAE Centre Hong Kong Limited	China
CAE China Support Services Company Limited	China
CAE Flight & Simulator Services Sdn. Bhd.	Malaysia
CAE Flight and Simulator Services Korea Ltd. (50%)	Korea
CAE Flight Training (India) Private Limited (50%)	India
CAE Flight Training Center Mexico, S.A. de C.V.	Mexico
CAE India Private Limited	India
CAE Integrated Enterprise Solutions Australia Pty Ltd	Australia
CAE Japan Flight Training Inc.	Japan
CAE Maritime Middle East LLC (49%)	UAE
CAE Melbourne Flight Training Pty Ltd. (50%)	Australia
CAE Middle East L.L.C. (49%)	UAE
CAE Middle East Holdings Limited (50%)	UAE
CAE New Zealand Pty Limited	New Zealand
CAE Nigeria Flight Training Services Limited	Nigeria
CAE Oxford Aviation Academy (Singapore) Pte Ltd.	Singapore
CAE Shanghai Company, Limited	Shanghai
CAE Simulation Technologies Private Limited.	India
CAE Simulation Training Private Limited (25%)	India
CAE Singapore (S.E.A.) Pte Ltd.	Singapore
CAE South America Flight Training do Brasil Ltda	Brazil
CAE-LIDER Training Do Brasil Ltda. (50%)	Brazil
China Southern West Australia Flying College Pty Ltd (47%)	Australia
Emirates-CAE Flight Training (L.L.C.) (49%)	Dubai
Flight Training Device (Mauritius) Limited.	Mauritius
HATSOFF Helicopter Training Private Limited (50%)	India
International Flight School (Mauritius) Ltd.	Mauritius
JAL CAE Flight Training Co., Ltd. (50%)	Japan
National Flying Training Institute Private Limited (51%)	India
Oxford Aviation Academy (Australia) Pty Ltd. (50%)	Australia
Oxford Aviation Academy Holdings Pty Ltd. (50%)	Australia
Parc Aviation Japan Limited .	Japan
Philippine Academy for Aviation Training, Inc. (20%)	Philippines
Sabena Flight Academy – Africa (34%)	Cameroun
Simulator Servicios Mexico, S.A. de C.V.	Mexico
Zhuhai Free Trade Zone Xiang Yi Aviation Technology Company Limited. (49%)	China
Zhuhai Xiang Yi Aviation Technology Company Limited (49%)	China

INACTIVE

Name of Subsidiary or other investment	Jurisdiction of Incorporation
CAE Aviation Training Colombia S.A.S.	Colombia
CAE Beteiligungsgesellschaft mbH	Germany
CAE Screenplates SA	France
GCAT Flight Academy Germany GmbH	Germany
Invertron Simulators plc	United Kingdom
ISDAT Simulation SDN BHD (20%)	Malaysia
Parc-CV Limited	Ireland
Parc Aviation Training Limited	Ireland
Xtend Inc.	Utah

Notes 1; 2; 3; 4 refer to a partnership.

SCHEDULE B – AUDIT COMMITTEE MANDATE

CAE INC.

MEMBERSHIP AND RESPONSIBILITIES OF

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

1.             ROLE AND MEMBERSHIP

The Audit Committee (the “Committee”) shall be a committee of the Board of Directors.

The Committee shall consist of three to five directors (one of whom shall be the Chairman of the Committee). All members of the Committee shall be independent directors, as determined by the Board taking into consideration applicable laws, regulations and other requirements and regulatory guidelines applicable to such determination. Each member shall annually certify to CAE Inc. (“CAE” or the “Company”) as to his or her independence, in form compliant with the standards of independence set out by regulatory authorities, stock exchanges and other applicable laws, regulations and requirements. Each member shall be able to read and understand financial statements (balance sheet, income statement, cash flow statement) that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by CAE’s financial statements, or shall become able to do so within a reasonable period of time after joining the audit committee. One member shall qualify as a “financial expert” (as defined by applicable regulation) and therefore have past employment in finance, accounting or any other comparable experience or background providing financial expertise. The Committee composition, including the qualifications of its members, shall comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as such requirements may be amended from time to time.

The Chairman of the Committee and its members shall be elected annually by the Board of Directors following recommendation of the Governance Committee and the Chairman of the Board. If the designated Chairman of the Committee is unable to attend a Committee meeting, the other Committee members present shall elect a replacement Chairman for that meeting.

A majority of members of the Committee shall constitute a quorum.

2.             RESPONSIBILITIES

Work closely and cooperatively with such officers and employees of CAE, its auditors, and/or other appropriate advisors and with access to such information as the Committee considers to be necessary or advisable in order to perform its duties and responsibilities, as assigned by the Board of Directors, in the following areas:

3.             REVIEW OF AUDITED FINANCIAL STATEMENTS

3.1           Review the annual audited consolidated financial statements and make specific recommendations to the Board of Directors. As part of this process the Committee should:

•            Review the appropriateness of and any changes to the underlying accounting principles and practices.

•            Review the appropriateness of estimates, judgments of choice and level of conservatism of accounting alternatives.

•            Review annually with management, external and internal auditors the identification, assessment and resulting mitigation strategy for financial risks, and the input of the integrated risk assessment into the annual audit planning cycle with subsequent quarterly updates by Chief Financial Officer of any material changes with respect to financial risk assessment. .

•            Oversee the review by internal audit of the existence and effectiveness of CAE’s group-wide risk management program.

•            Review the annual audited financial statements and actuarial valuation reports, if any, for the Supplementary Pension, Designated Executive Pension Plan, Employee Pension Plan, U.S. 401(K) Retirement Savings  Plans  and  other material pension plans of the Company and its subsidiaries.

4.             ENGAGEMENT OF EXTERNAL AUDITORS

4.1           Recommend to the Board of Directors the appointment of the external independent auditor, which shall be accountable to the Board and the audit committee as representatives of the shareholders.

4.2           Review and approval of engagement letter. As part of this review the committee reviews and recommends to the Board of Directors for their approval the auditors’ fees for the annual audit. The Committee is responsible for the oversight of the work of the Company’s auditor for the purpose of preparing or issuing an audit report or related work, and the auditor shall report directly to the Committee. The Committee shall pre-approve the engagement of the external auditors for the audit, any audit- related services, advice with respect to taxation matters and other permitted services and fees for such services, including approval processes for any such service that comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as amended from time to time.

4.3           Receipt of a written statement not less than annually from the external auditor describing in detail all relationships between the auditor and CAE that may impact the objectivity and independence of the auditor. Review annually with the Board of Directors the independence of the external auditors and either confirm to the Board of Directors that the external auditors are independent  in  accordance  with  applicable  listing  requirements,  laws,  regulations  and  other  regulatory  guidelines,  or recommend that the Board of Directors take appropriate action to satisfy itself of the external auditors’ independence. Review and approve CAE’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of CAE.

5.             REVIEW AND DISCUSSION WITH EXTERNAL AUDITORS

5.1           Review with the external auditors and management the annual external audit plans and agenda which would include objectives, scope, risks assessments, timing, materiality level and fee estimate.

5.2           Request and review an annual report prepared by the external auditors of any significant recommendations to improve internal control over financial reporting and corresponding management responses.

5.3           Request and review an annual report prepared by the external auditors regarding the auditor’s internal quality-control procedures, material issues raised by the most recent internal quality-control review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more audits carried out by the auditors, and any steps taken to deal with any such issues.

5.4           Hold timely discussions with the external auditors regarding (i) critical accounting policies and practices, (ii) alternative treatments of financial information within generally accepted accounting principles related to material items discussed with management, ramifications thereof and treatment preferred by the external auditor, and (iii) other material written communication between the external auditor and management, including the management letter and schedule of unadjusted differences.

5.5           Meet to review and discuss with the external auditors the annual audited financial statements and quarterly financial statements, including disclosures in management discussion and analysis.

5.6           Meet separately, quarterly, with the external auditors (including the lead partner).

5.7           Make specific and direct inquiry of the external auditors’ work relating to:

•            Performance of management involved in the preparation of financial statements.

•            Any restrictions on the scope of audit work.

•            The level of cooperation received in the performance of the audit.

•            The effectiveness of the work of internal audit.

•            Any unresolved material differences of opinion or disputes between management and the external auditors, and be directly responsible for overseeing the resolution of disagreements between management and the external auditors regarding financial reporting.

•            Any transactions or activities which may be illegal or unethical.

•            Independence of the external auditor including the nature and fees of non-audit services performed by external audit firm and its affiliates.

•            Any other matter so desired.

5.8           Provide evaluation and regular feedback to the external auditors.

6.             REVIEW AND DISCUSSION WITH INTERNAL AUDITORS

6.1           Review the annual internal audit plan including assessment of audit risk, planned activities, level and nature of reporting, audit organization and annual budget.

6.2           Periodically review the adequacy and effectiveness of the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting, including any significant deficiencies and significant changes in internal controls.

6.3           Set and communicate to the director of internal audit high expectations and hold him/her and the department accountable for meeting them. Provide guidance on reported potential management lapses and evaluate the status and implementation of recommendations.

6.4           Meet separately, regularly, with the director of internal audit.

6.5           Make specific and direct inquiry of the internal auditors’ work relating to:

•            Any significant recommendations to improve financial, operational and compliance internal controls and corresponding management responses.

•            The level of independence of internal audit.

•            Any material disagreement with management or scope or restrictions encountered in the course of the function’s work.

•            Any other matter so desired.

6.6           Discuss goals and evaluate the performance of the Director of Internal Audit. Oversee at least once every five years an external review of the internal audit function.

7.             REVIEW AND DISCUSSION WITH MANAGEMENT

7.1           Review and assess the adequacy and quality of organization, staffing and succession planning for accounting and financial responsibilities (including internal audit).

7.2           Review analyses prepared by management setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effect of alternative and/or new GAAP methods on the financial statements.

7.3           Discuss with management the annual audited financial statements and quarterly financial statements and the independent auditor, including CAE’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”).

7.4           Review with management the annual performance of external and internal audit and respond to results thereof.

7.5           Review at least annually with management:

•            Tax compliance;

•            IT and Cyber-Security risks and controls; and

•            Capital structure appropriateness and efficiency.

8.             REVIEW AND DISCUSSION WITH THE HUMAN RESOURCES COMMITTEE

8.1           On request, provide support to the Human Resources Committee of the Board (“HR Committee”) regarding management incentives and related topics (including compensation and appropriate use of corporate assets).

8.2           Support the HR Committee in its assessment of the incentive structure and whether it contributes to increased fraud or other risks.

9.             REVIEW OF PUBLIC DISCLOSURE DOCUMENTS

9.1           Review all material public documents relating to CAE’s financial performance, financial position or analyses thereon, including financial statements, MD&A, annual and interim earnings press releases and the Annual Information Form (“AIF”), prior to their release. Review and monitor practices and procedures adopted by the Company to assure compliance with applicable listing requirements, laws, regulations and other rules, and where appropriate, make recommendations or reports thereon to the Board of Directors. Discuss CAE’s financial information and earnings guidance, if any, provided to analysts and rating agencies.

9.2           Review major issues regarding accounting principles and financial report presentations, including any significant changes in the accounting principles to be observed in the preparation of the accounts of the Company and its subsidiaries, or in their application; major issues as to the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies.

9.3           Prepare/review such reports of the Committee as may be required by any applicable securities regulatory authority to be included in the Company’s management proxy circular or any other disclosure document of the Company.

9.4           The Committee shall review and approve the procedures set out in the Company’s Corporate Communications & Disclosure Policy and will annually verify that adequate procedures exist within the Company for the review of its disclosure of financial information derived from its financial statements.

10.           ETHICAL AND LEGAL COMPLIANCE

10.1        Oversee, review, and annually update the Company’s code of business conduct and the company’s system to monitor compliance with and enforce this code.

10.2        Review, with the Company’s general counsel, legal compliance and legal matters that could have a significant impact on the Company’s financial statements.

11.           OTHER RESPONSIBILITIES

11.1        The Board may refer from time to time such matters relating to the financial affairs and risk management of the Company as the Board may deem appropriate.

12.           MEETINGS

12.1        The Committee shall meet at such times as deemed necessary by the Board or the Committee and shall report regularly to the Board.

13.           ENGAGEMENT OF PROFESSIONAL SERVICES

13.1        The Committee is authorized to engage independent counsel, and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for such services.

14.           HANDLING OF COMPLAINTS

14.1        The Committee shall maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

15.           ANNUAL REVIEW

15.1        The Committee shall review and assess the adequacy of its mandate annually, report to the Board of Directors thereon and recommend to the Board of Directors (for approval) any proposed changes to its processes, procedures and agendas, as well as this charter.

15.2        The Committee shall also perform an annual evaluation of the composition (including considering periodically rotating its members), independence and performance of the Committee and shall report to the Chairman of the Governance Committee of the CAE Board of Directors thereon.

16.           ORIENTATION AND CONTINUING EDUCATION

16.1        Identify and participate where appropriate or necessary in continuing audit committee education reading and/activities.